UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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SemGroup Corporation

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SemGroup

2015

Proxy

Statement

Notice of Annual Meeting of Stockholders to be held on

May 14, 2015

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

April 10, 2015

LETTER FROM THE BOARD OF DIRECTORS

TO OUR STOCKHOLDERS

At SemGroup, we’re focused on delivering shareholder value. Our management team and Board of Directors represent decades of industry experience and our strategically located assets provide us with a strong platform for growth and opportunity.

With a proven track record and a clear path for success, we are optimistic about SemGroup’s future and look forward to sharing information with you about the company at the annual meeting. Whether or not you plan to attend, we encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting. This year we will vote on the election of 7 directors and the ratification of BDO USA, LLP’s selection as the company’s independent registered public accounting firm for 2015. We will also conduct a non-binding advisory vote to approve the compensation of the company’s named executive officers. In addition, there will be a report on the company’s business and shareholders will have an opportunity to ask questions.

As stewards of your company, we are grateful for your continued interest and trust in us. We look forward to exceeding your expectations.

John Chlebowski
Chairman, Board of Directors

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF SEMGROUP CORPORATION

Date:	May 14, 2015
Time:	9:00 a.m., local time
Place:	Doubletree by Hilton Hotel Tulsa at Warren Place
6110 South Yale Avenue, Tulsa, Oklahoma 74136

AGENDA:

•	Election of seven directors named in the proxy statement;

•	Advisory vote to approve the compensation of our executive officers disclosed in the proxy statement;

•	Ratification of appointment of BDO USA, LLP as our independent registered public accounting firm for 2015; and

•	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Record Date: You can vote if you were a stockholder of record on March 27, 2015.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

Candice L. Cheeseman

General Counsel and Secretary

April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 14, 2015: Stockholders may view the accompanying proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com.

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 14, 2015

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SemGroup Corporation, a Delaware corporation (the “Company,” “SemGroup,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders to be held on May 14, 2015, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 10, 2015, to stockholders of record on March 27, 2015.

Holders of record of our Class A Common Stock (the “Class A Common Stock”) at the close of business on the record date, March 27, 2015, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 27, 2015, there were 43,899,603 shares of our Class A Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote. There are no other classes of common stock outstanding. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

Proposal 1 — Election of Directors Page 4

4	Nominees for Directors

7	Corporate Governance

40	Director Compensation

Proposal 2 — Advisory Vote on Executive Compensation Page 13

18	Executive Compensation

18	Compensation Discussion and Analysis

29	Compensation Committee Report

30	Summary Compensation Table

31	Grants of Plan-Based Awards During 2014

32	Outstanding Equity Awards at Fiscal Year-End 2014

33	Option Exercises and Stock Vested During 2014

33	Potential Payments Upon Termination or Change in Control

39	Compensation Committee Interlocks and Insider Participation

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm Page 14

14	Fees of Independent Registered Public Accounting Firm

14	Audit Committee Pre-Approval Policies and Procedures

45	Report of the Audit Committee

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of SemGroup (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	9:00 a.m., local time, May 14, 2015, at the Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma 74136.

Q:	What am I voting on at the Annual Meeting?

A:	• The election of the seven nominees named in this proxy statement to our Board of Directors.

• An advisory vote on executive compensation.

• The ratification of BDO USA, LLP as our independent registered public accounting firm for 2015.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

• “FOR” the election of all of the nominees for director named in this proxy statement;

• “FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement; and

• “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2015.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

• VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

• VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

• VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

• “FOR” the election of all of the nominees for director named in Proposal 1; and

• “FOR” Proposals 2 and 3.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding Class A Common Stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that the nominees with the largest number of votes “for” will be elected as directors, up to the maximum number of directors to be chosen at the election. With respect to the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote in favor of all nominees except any specific nominee(s) listed as to which you withhold your votes. Votes withheld are deemed present at the meeting and thus will be counted for purposes of determining whether there is a quorum.

Pursuant to our Corporate Governance Guidelines and Principles, each nominee for director is required to tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives more “withhold” votes than for “for” votes in the election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation, and the Board will then act on such recommendation.

Proposal 2—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of shares of Class A Common Stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on SemGroup or the Board of Directors.

Proposal 3—Ratification of Independent Registered Public Accounting Firm. The appointment of BDO USA, LLP as our independent registered public accounting firm for the year 2015 will be ratified if a majority of the shares of Class A Common Stock present or represented by proxy and entitled to vote, vote in favor. Abstentions with respect to the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or any of the other proposals.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain matters (such as the ratification of independent registered public accounting firm) when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The election of directors and the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers are considered “non-routine” matters. Accordingly, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our Class A Common Stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by giving written notice to the Secretary of SemGroup at any time before it is voted. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Candice L. Cheeseman, Secretary, at (918) 524-8100.

Q:	When are the stockholder proposals for the Annual Meeting held in 2016 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Secretary at our executive offices at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, on or prior to December 11, 2015. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, must provide written notice of the matter to our Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 14, 2016, and no later than February 13, 2016.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of not less than three nor more than eleven directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. Directors are elected by the stockholders to serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The term of the current directors will expire at the Annual Meeting.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Ronald A. Ballschmiede, Sarah M. Barpoulis, John F. Chlebowski, Carlin G. Conner, Karl F. Kurz, James H. Lytal and Thomas R. McDaniel to the Board of Directors. All of the nominees are presently directors of SemGroup.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of each of the nominees for director. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

As noted earlier in the Questions and Answers section of this proxy statement, pursuant to our Corporate Governance Guidelines and Principles of the Board of Directors, as a requirement for nomination as a director, each nominee for director must tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes (a “Majority Withhold Vote”) in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives a Majority Withhold Vote in an uncontested election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation. The Nominating and Corporate Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its stockholders in reaching its recommendation. The Board will then act on such recommendation no later than 90 days following the certification of the election results. Following the Board’s decision, the Company will publicly disclose the Board’s decision and, if applicable, the reasons for rejecting the tendered resignation. Accordingly, the seven nominees with the largest number of “for” votes will be elected as directors, and in the event any nominee receives a Majority Withhold Vote, the resignation policy as summarized here will apply. The director resignation policy is set forth in our Corporate Governance Guidelines and Principles and is available on our website at http://www.semgroupcorp.com under the “Corporate Information—Governance Documents” caption on the “Investor Relations” page.

Our Board of Directors recommends a vote “FOR” all nominees for directors.

Nominees for Directors

Set forth below is information with respect to each nominee for director, including information they have furnished as to his or her principal occupation or employment for the past five or more years and certain other directorships held. Each nominee’s information below also includes a summary of each individual’s experience, qualifications, attributes and skills that have led to the conclusion that each individual should serve as a director. In addition to the specific experiences, qualifications, attributes and/or skills set forth below, each nominee generally has demonstrated the highest professional and personal ethics, a broad range of experience in business, government and/or technology, the ability to provide insights and practical wisdom based on his or her experience and expertise, a commitment to enhancing stockholder value, compliance with legal and regulatory requirements and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup. See “—Corporate Governance—Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Ronald A. Ballschmiede, age 59, has served as a director of SemGroup since November 2009. He currently serves as Chairman of the Board’s Audit Committee. From 2006 to March 2015, Mr. Ballschmiede served as executive vice president and chief financial officer of Chicago Bridge & Iron Co. N.V. (“CB&I”), a leading engineering, procurement and construction company that focuses on the energy and natural resource industry. Prior to joining CB&I, he had a 29-year career in public accounting, primarily focused on serving public companies in the manufacturing and construction industry. From 2002 until 2006, Mr. Ballschmiede served as a partner with Deloitte & Touche LLP. From 1977 to 2002, he was employed by Arthur Andersen, LLP, becoming a partner in its audit division in 1989. Mr. Ballschmiede graduated from Northern Illinois University with a Bachelor of Science degree in accounting and is a certified public accountant.

Mr. Ballschmiede provides the Board with extensive accounting and financial expertise gained from his service as executive vice president and chief financial officer of CB&I and as a partner of Deloitte & Touche LLP and Arthur Andersen, LLP. His experience and knowledge make him a valuable contributor of financial, accounting and risk management expertise to the Board. Mr. Ballschmiede qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Sarah M. Barpoulis, age 50, has served as a director of SemGroup since November 2009. She currently serves on the Audit Committee and Compensation Committee of the Board of Directors. Since 2003, she has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to February 2003, Ms. Barpoulis was employed with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc. (“National Energy”), a company that developed, built, owned and operated electric generating and natural gas pipeline facilities and provided energy trading, marketing and risk management services, last serving as senior vice president, commercial operations and trading. Ms. Barpoulis serves on the board of directors of South Jersey Industries, an energy services holding company with utility and non-utility operations. She is also a director of South Jersey Energy Company. She previously served as a director of Reliant Energy, Inc. from 2006 to 2008. Ms. Barpoulis has a master’s degree in business administration from the Tuck School of Business at Dartmouth College and a Bachelor of Science and engineering degree from Princeton University.

Ms. Barpoulis provides the Board with valuable executive-level leadership experience and risk management and business planning expertise obtained from her consulting services provided through Interim Energy Solutions, LLC and her varied roles of increasing responsibility with National Energy. She has received a Certificate of Director Education from the NACD and qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Her risk management expertise, background and prior board and work experience allow her to be a valuable contributor to the Board.

John F. Chlebowski, age 69, has served as a director and Chairman of the Board of Directors of SemGroup since November 2009. Mr. Chlebowski served as president and chief executive officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, he was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed from 1994 until 1998 as president and chief executive officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, and, prior to that, as vice president of finance and chief financial officer of GATX Corporation. He has served in the financial and energy segments of W.R. Grace & Co. Mr. Chlebowski is a director of First Midwest Bancorp, Inc., a bank holding company, and Lead Independent Director of NRG Yield, Inc., a majority-owned publicly listed (NYSE) subsidiary of NRG Energy, Inc. which is a Fortune 500 company which owns and operates one of the largest and most diverse power generation portfolios in the United States. He is a former director of Laidlaw International, Inc., Phosphate Resource Partners, SpectraSite, Incorporated and NRG Energy, Inc. Mr. Chlebowski graduated from Pennsylvania State University with a master’s degree in business administration. He also has a Bachelor of Science degree from the University of Delaware.

Mr. Chlebowski provides the Board a broad level of experience as a current and former director of a number of public companies and as a result of his executive leadership and financial management positions in diversified businesses, including, relevant to SemGroup’s business, the bulk liquid distribution business. In addition, Mr. Chlebowski has significant experience serving on the audit committee, compensation committee and nominating and governance committee of other boards, including as chairman of all three committees, and qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. His broad and extensive management and financial experience, leadership skills and corporate governance and related board knowledge allow him to be a valuable contributor to the Board as its Chairman.

Carlin G. Conner, age 47, has served as a director and as President and Chief Executive Officer of SemGroup since April 2014. Mr. Conner also serves as chairman of the board of directors, president and chief executive officer of our wholly owned subsidiary Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P. From June 2012 until March 2014, Mr. Conner served as managing director of Oiltanking GmbH, an independent worldwide storage provider of crude oil, refined petroleum products, liquid chemicals and gases. He served as a member of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas (“Oiltanking Partners”), from March 2011 until March 2014, and was elected chairman in July 2011 in connection with the completion of Oiltanking Partners’ initial public offering. Mr. Conner also served as president and chief executive officer of Oiltanking Partner’s general partner from March 2011 to November 2012 and as president and chief executive officer of Oiltanking Holding Americas, Inc., a wholly owned subsidiary of Oiltanking GmbH from July 2006 to November 2012. Previously, from 2003 to 2006, he worked at Oiltanking GmbH’s corporate headquarters in Hamburg, Germany, where he was responsible for international business development and sat on the boards of several Oiltanking GmbH ventures. He joined Oiltanking Houston, L.P. in 2000. He began his career at GATX Terminals Corporation and served in various roles, including operations and commercial management. He graduated from McNeese State University with a Bachelor of Science degree in environmental science.

Mr. Conner provides the Board more than 23 years of experience in the midstream industry and executive level experience gained through his services with Oiltanking GmbH and its affiliates as described above. He also has substantial board experience related to management and oversight of a midstream publicly traded master limited partnership. In addition, Mr. Conner serves as our President and Chief Executive Officer and is able to provide the Board valuable insight with respect to our management and operations. His industry knowledge, board experience and positions as President and Chief Executive Officer allow him to be a valuable contributor to the Board.

Karl F. Kurz, age 53, has served as a director of SemGroup since November 2009. He currently serves as Chairman of the Compensation Committee and on the Nominating and Governance Committee of the Board of Directors. From September 2009 through September 2012, Mr. Kurz served as a managing director of CCMP Capital Advisors, LLC, a global private equity firm. From 2000 to March 2009, he was employed with Anadarko Petroleum Corporation, one of the largest independent oil and gas exploration and production companies in the world, last serving as chief operating officer from December 2006. Prior to this position, he served Anadarko Petroleum Corporation in various capacities, including as senior vice president, North America operations, midstream and marketing, general manager, U.S. onshore, senior vice president, marketing, and vice president, marketing. Prior to joining Anadarko Petroleum Corporation, Mr. Kurz previously served as general manager of midstream and marketing for Vastar Resources, Inc. and, prior to that, as manager of crude oil marketing for ARCO Oil & Gas Company. He currently serves on the boards of American Water Works, WPX Energy Inc., Siluria Technologies and RTS Services and previously served on the boards of Western Gas Partners, Chaparral Energy, Inc. and Global Geophysical Services, Inc. Mr. Kurz graduated with a Bachelor of Science degree in petroleum engineering from Texas A&M University. He is also a graduate of Harvard University Business School’s advanced management program.

Mr. Kurz provides the Board extensive knowledge of the midstream energy services industry and executive-level leadership experience gained through his services provided to Anadarko Petroleum Corporation, Vastar Resources, Inc. and Arco Oil & Gas Company as described above. In addition, he brings public company board experience to our Board. His industry knowledge, executive-level leadership experience in relatively complex organizations and public company board experience allow Mr. Kurz to be a qualified and valuable contributor to the Board.

James H. Lytal, age 57, has served as a director of SemGroup since November 2011. He serves on the Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. Since April 2009, Mr. Lytal has served as a senior advisor to Global Infrastructure Partners, a New York based partnership that invests in infrastructure assets globally. From 1994 to 2004, Mr. Lytal was president of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, where he served on the board of directors. In 2004, Gulfterra Energy Partners merged with Enterprise Products Partners, one of the largest publicly-traded energy partnerships in the United States, where Mr. Lytal served as executive vice president until 2009. From 1998 to 2008, he was directly involved in the development of over $3 billion in offshore platform and oil and gas pipeline projects. Having entered the energy industry in 1980, Mr. Lytal’s business experience includes midstream mergers, acquisitions and master limited partnership drop-downs, as well as onshore midstream and deepwater asset development and management. Mr. Lytal currently serves on the board of Marlin Midstream GP, LLC. He graduated from the University of Texas at Austin with a Bachelor of Science degree in petroleum engineering.

Mr. Lytal has over 34 years of experience in the midstream/MLP industry and provides the Board a broad range of knowledge and understanding in the management of midstream assets. His experience, executive leadership skills and familiarity with governance issues, particularly in the midstream sector, qualify him as a valuable and resourceful member of the Board.

Thomas R. McDaniel, age 66, has served as a director of SemGroup since November 2009. He currently serves as Chairman of the Nominating and Governance Committee and on the Audit Committee of the Board of Directors. Mr. McDaniel was executive vice president, chief financial officer and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Prior to January 2005, he was chairman, chief executive officer and president of Edison Mission Energy, Edison International’s power generation subsidiary specializing in the development, acquisition, construction, management and operation of power production facilities. Prior to that, Mr. McDaniel served as president and chief executive officer of Edison Capital, a capital and financial services business subsidiary which invests worldwide in energy and infrastructure projects. Mr. McDaniel serves on the board of directors of SunPower Corporation, a manufacturer of high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. He also currently serves on the board of directors of Aquion Engergy, Inc. and Tendril, Inc. and previously served on the board of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corp. Mr. McDaniel graduated from the University of California with a Bachelor of Science degree.

Mr. McDaniel has extensive operational and financial management experience gained from his roles of increasing responsibility with Edison International, a public company with annual revenue of $14.1 billion in fiscal 2008. In addition, he provides the Board with his experience as a director and audit committee member of a public company. Mr. McDaniel’s operational and financial management experience and his understanding of the role of board of directors allow him to be a valued contributor to the Board. Mr. McDaniel qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

Corporate Governance

Our Board of Directors is committed to sound and effective governance practices. Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines and Principles of the Board of Directors” which provide a framework of governance principles and procedures to assist in the operation of the Board of Directors. The guidelines address, among other things, director qualifications, director independence, composition of the Board, director responsibilities, Board committees, Board self-evaluation and management review and succession. The Nominating and Corporate Governance Committee reviews the guidelines periodically, and the guidelines may be amended at any time upon recommendation by Nominating and Corporate Governance Committee and approval of the Board of Directors.

SemGroup has a Code of Business Conduct and Ethics for directors, officers (including the chief executive officer, principal financial officer and principal accounting officer) and employees. SemGroup also has a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which contain provisions specifically applicable to our chief executive officer and senior financial officers, including our chief financial officer and chief accounting officer.

The Corporate Governance Guidelines and Principles, the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on our website at http://www.semgroupcorp.com under the “Corporate Information—Governance Documents” caption on the “Investor Relations” page and copies of these documents may also be obtained in print by any stockholder who requests them from our corporate secretary. If we amend the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or waive the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers with respect to the chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver, as the case may be, at the same location on our website.

Director Independence. Our Board of Directors has adopted a formal set of categorical independence standards with respect to the determination of director independence based on the New York Stock Exchange, or the NYSE, listing standards. These standards are set forth in our Director Nomination Policy which is available on our website at http://www.semgroupcorp.com under the “Corporate Information—Governance Documents” caption on the “Investor Relations” page. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In order to be considered independent a director must be determined to have no material relationship with the Company other than as a director.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received, and no member of his or her immediate family has received, more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

(i) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) is not a current employee of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) within the last three years was not, and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•

is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (i) competitive bids which determined the rates or charges for the services and (ii) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

In accordance with the Director Nomination Policy and the current director independence standards of the NYSE, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy and the NYSE independence standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

The Board of Directors has affirmatively determined that each of Mr. Ballschmiede, Ms. Barpoulis, Mr. Chlebowski, Mr. Kurz, Mr. Lytal and Mr. McDaniel, current directors of the Company, are independent under the standards set forth in the Director Nomination Policy and the current director independence standards of the NYSE. Mr. Conner is not considered to be independent because of his current employment as our Chief Executive Officer.

Board Meetings and Attendance. The Board held twenty-one meetings during the year ended December 31, 2014. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he or she then served. In addition, the Board of Directors took action four times during 2014 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. Each of our directors then serving attended our 2014 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight. While we currently separate the offices of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines and Principles specify that the Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer, as our Board believes it is in our best interest to have flexibility in selecting our Chairman and board leadership structure as future circumstances may warrant. Our Board’s oversight of risk management (discussed below) has had no effect on our leadership structure.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Our Board of Directors is responsible for oversight of our enterprise-wide risk and has approved our Comprehensive Risk Management Policy that reflects an enterprise-wide approach to risk management and considers both financial and non-financial risks. Our Comprehensive Risk Management Policy is designed to ensure we:

•	identify and communicate our risk appetite and risk tolerances;

•	establish an organizational structure that prudently separates responsibilities for executing, valuing and reporting our business activities;

•	value (where appropriate), report and manage all material business risks in a timely and accurate manner;

•	effectively delegate authority for committing our resources;

•	foster the efficient use of capital and collateral; and

•	minimize the risk of a material adverse event.

The Audit Committee of our Board of Directors has oversight responsibilities for the implementation of, and compliance with, our Comprehensive Risk Management Policy on behalf of the Board of Directors.

While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We have established an executive management committee, comprised of corporate officers, which oversees the financial and non-financial risks associated with all activities governed by our Comprehensive Risk Management Policy, including: asset operations; marketing and trading; investments, divestitures, and other capital expenditures and dispositions; credit risk management; and other strategic activities. We also have a separate risk management group that is assigned responsibility for independently monitoring compliance with, reporting on, and enforcing the provisions of our Comprehensive Risk Management Policy.

Board Committees. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the current members of each of the committees qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the Committees and identifies our independent directors:

Name	Ronald A. Ballschmiede	Sarah M. Barpoulis	John F. Chlebowski	Carlin G. Conner	Karl F. Kurz	James H. Lytal	Thomas R. McDaniel
Audit	X*	X					X
Compensation		X			X*	X
Nominating and Corporate Governance					X	X	X*
Independent Directors	X	X	X		X	X	X

* Denotes Committee Chairman.

Audit Committee. The Board of Directors has determined that Ronald A. Ballschmiede, Sarah M. Barpoulis and Thomas R. McDaniel qualify as “audit committee financial experts” within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. We have in place and circulated a “whistleblower policy” entitled “Audit Committee Accounting Concern Resolution Policy.” The Audit Committee assists the Board of Directors in fulfilling its responsibilities by providing oversight relating to:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•

the engagement, compensation, independence and performance of our independent registered public accounting firm and their conduct of the annual audit of our financial statements and any other audit, review or attestation engagement;

•	our risk profile, including financial and non-financial risks;

•	compliance with our financial and risk management policies;

•	our legal and regulatory compliance;

•	the application of our related person transaction policy; and

•	the application of our codes of business conduct and ethics.

A more detailed description of the Audit Committee’s responsibilities can be found in its charter.

The Audit Committee held six meetings during 2014.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to management compensation policies and practices, including (i) determining, reviewing and recommending the compensation for our Chief Executive Officer to the Board of Directors for its approval, (ii) determining and approving the compensation for our other executive officers, (iii) reviewing and approving management incentive compensation policies and programs and (iv) administrating our equity incentive plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

In considering and recommending the compensation of non-employee directors, the Compensation Committee may consider such factors as it deems appropriate, including historical compensation, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In connection with the review of our non-employee director compensation by the Compensation Committee in 2014, the Compensation Committee retained Mercer (US) Inc. to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock-based compensation. In October 2014, the Compensation Committee conducted a Request for Proposal process and selected Pearl Meyer and Partners to provide the Compensation Committee the market information on non-employee director compensation noted above for 2015.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2014, the Compensation Committee did not form or utilize a subcommittee. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis under “Executive Compensation” below.

The Compensation Committee held seven meetings during 2014. In addition, the Compensation Committee took action three times during 2014 by unanimous written consent.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Nominating and Corporate Governance Committee is responsible for identifying and recommending nominees for election or re-election as directors by stockholders at each annual meeting of stockholders, as well as candidates to fill vacancies on the Board of Directors should vacancies occur. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors our Corporate Governance Guidelines and Principles.

The Nominating and Corporate Governance Committee held three meetings during 2014. In addition, the Nominating and Corporate Governance Committee took action one time during 2014 by unanimous written consent.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee has adopted a Director Nomination Policy, which is available on our website at http://www.semgroupcorp.com. The Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Committee may engage professional search firms to assist it in identifying and evaluating potential candidates. Any stockholder recommendations of candidates proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for director and should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. In addition, as described below, our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

In considering prospective nominees for the Board, the Nominating and Corporate Governance Committee will endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all stockholders. Candidates are selected for their ability to exercise good judgment and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee considers the following qualifications at a minimum to be required in recommending to the Board potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and wisdom relevant to our lines of business;

•	commitment to enhancing stockholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to no more than three directorships;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup; and

•	independence; a majority of the Board shall consist of independent directors, as defined in the Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. When considering potential nominees for the Board, the Committee will consider the criteria above and each potential nominee’s individual skills and qualifications in context of the current composition of the Board and needs of the Board at such time. In connection therewith, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender and ethnicity with respect to Board composition as a whole. With respect to diversity, particular emphasis is placed on identifying candidates whose experiences, qualities and skills complement and augment those of other Board members with respect to the Board of Directors as a group.

The Company’s Corporate Governance Guidelines and Principles provide that a director who changes substantially the principal occupation, position or responsibility he or she had when elected to the Board should volunteer to resign from the Board. The Nominating and Corporate Governance Committee will have the opportunity to evaluate the continued appropriateness of Board membership under the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Amended and Restated Bylaws that require advance notice and certain other information. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. The written notice must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice must contain certain information required under our Amended and Restated Bylaws, including, among other things, (i) the nominee’s name, age, business and residential addresses, written consent to being named in the proxy statement and to serving as director if elected, and any other information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) under the Securities Exchange Act of 1934 and (ii) with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Class A Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all agreements, arrangements or understandings between or among the stockholder and any other person or persons with respect to the nomination and the class and number of shares of Class A Common Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. For further information, stockholders may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of recommendation may recommend nominees for director to the Nominating and Governance Committee by delivering a written notice to our Secretary that satisfies the notice, information, and consent requirements of the Director Nomination Policy. The Committee will evaluate such recommended nominees against the same criteria that it uses to evaluate other nominees. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days prior to the anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, information regarding the proposed candidate to the Board of Directors and a signed statement by the candidate with respect to certain matters. The notice should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136.

Executive Sessions. Each regularly scheduled meeting of the Board of Directors includes an executive session of the non-management directors. These sessions are chaired by the independent, non-executive Chairman of the Board. If our non-

management directors include any directors who have been determined not independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. Stockholders who wish to communicate with our Board of Directors or any of its committees may send written communications to: Board of Directors, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136. In addition, stockholders and other interested parties may communicate with the Chairman of the Board or with the non-management directors as a group by writing to: Chairman of the Board, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136.

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders the opportunity to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation objectives, philosophy and practices described in this proxy statement. As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

We believe that our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. We believe our executive compensation program has allowed us to attract and build a leadership team which is focused on our business objectives and helped us achieve many of our 2014 objectives as noted in “2014 Business Highlights” under “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Accordingly, our Board of Directors recommends our stockholders vote in favor of the say-on-pay proposal as set forth in the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in its Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the corresponding narrative discussion, is approved.”

This vote is advisory, and therefore nonbinding. Stockholders are strongly encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Board of Directors and the Compensation Committee expect to take into account the outcome of the vote in connection with their evaluation of our compensation program to the extent they can determine the stockholders’ concerns associated with any significant negative voting results. At our 2014 annual meeting, the compensation of our named executive officers as disclosed in last year’s proxy statement was approved by over 98.7% (more than 98.9% if abstentions are excluded from the calculation) of the votes cast on the proposal, which demonstrated strong stockholder support for our executive compensation approach.

As determined by the Board of Directors, we will provide our stockholders with the opportunity to vote on the compensation to our named executive officers at every annual meeting of stockholders until the next required advisory vote at the 2017 annual meeting of stockholders on the frequency of stockholder advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2015. BDO USA, LLP has been our independent auditor since December 2008. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of BDO USA, LLP as our independent auditor for 2015. If the stockholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in the best interests of SemGroup.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the ratification of BDO USA, LLP as our independent auditor for 2015.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for professional services provided to us by BDO USA, LLP for fiscal 2014 and 2013:

Service	2014	2013
Audit fees	$1,785,600	$1,974,082
Audit-related fees	38,728	35,750
Tax fees	53,389	4,769
All other fees	—	—
Total	$1,877,717	$2,014,601

Audit fees include those related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, audits of the financial statements of our subsidiaries (as required by statute, by our credit agreements and by regulations of the Securities and Exchange Commission) and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include consultations on accounting and reporting matters directly related to such audits. Audit-related fees are related to the audits of benefit plans. Tax fees are related to certain international tax consultation services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2014 and 2013 set forth in the table above were pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Except as otherwise indicated, we believe that the beneficial owners of our Class A Common Stock and the common units of Rose Rock Midstream, L.P. listed in the tables below, based on information furnished by such owners, have sole investment and voting power with respect to such shares and units, as the case may be, subject to community property laws where applicable.

Principal Stockholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our outstanding shares of Class A Common Stock as of March 23, 2015 (except as noted below). The percentages of the Class A Common Stock amounts are based on 43,899,421 shares of our Class A Common Stock outstanding as of March 23, 2015.

Name and Address	Number of Shares of Class A Common Stock	Percentage of Outstanding Class A Common Stock
Iridian Asset Management LLC 276 Post Road West Westport, Connecticut 06880	3,580,403(1)	8.16%
Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	2,908,971(2)	6.63%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,711,613(3)	6.18%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,498,715(4)	5.69%
Goldman Sachs Asset Management 280 West Street New York, NY 10282	2,485,629(5)	5.66%
(1)	Information is as of December 31, 2014 and is based on a Schedule 13G dated January 29, 2015, which was filed by Iridian Asset Management LLC (“Iridian”), David L. Cohen and Harold J. Levy. Iridian and each of Messrs. Cohen and Levy reported shared voting power and shared dispositive power over 3,580,403 shares; Mr. Cohen reported sole voting and dispositive power over 3,350 shares; and Mr. Levy reported sole voting and dispositive power over 1,605 shares. Iridian is majority owned by Arovid Associates LLC. Arovid is owned and controlled by the following: 12.5% by Mr. Cohen, 12.5% by Mr. Levy, 37.5% by LLMD LLC and 37.5% by ALHERO LLC. LLMD LLC is owned 1% by Mr. Cohen and 99% by a family trust controlled by Mr. Cohen. ALHERO LLC is owned 1% by Mr. Levy and 99% by a family trust controlled by Mr. Levy. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian and having the shared voting and investment power over such shares owned by Iridian as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares.
(2)	Information is as of December 31, 2014 and is based on Amendment No. 1 to Schedule 13G dated January 27, 2015, which was filed by Prudential Financial, Inc. Prudential Financial, Inc. reported: (i) sole voting power and sole dispositive power over 159,225 of such shares; and (ii) shared voting power over 2,743,151 of such shares and shared dispositive power over 2,749,746 of such shares as a parent holding company and indirect parent of Jennison Associates, LLC, Prudential Investment Management, Inc. and Quantitative Management Associates, LLC, who are the beneficial owners of such shares. Jennison Associates LLC filed Amendment No. 1 to Schedule 13G dated February 10, 2015, as of December 31, 2014, to report the beneficial ownership of 2,888,443 shares, for which it had sole voting power, and 2,895,038 shares, for which it had shared dispositive power, which shares are included in the shares beneficially owned by Prudential Financial, Inc.
(3)	Information is as of December 31, 2014 and is based on Amendment No. 2 to Schedule 13G dated February 9, 2015, which was filed by The Vanguard Group, Inc. The Vanguard Group, Inc. reported: (i) sole voting power over 60,237 of such shares; (ii) sole dispositive power over 2,658,076 of such shares; and (iii) shared dispositive power over 53,537 of such shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,537 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,700 shares as a result of its serving as investment manager of Australian investment offerings.
(4)	Information is as of December 31, 2014 and is based on Amendment No. 2 to Schedule 13G dated January 12, 2015, which was filed by BlackRock, Inc. BlackRock, Inc. reported sole voting power and sole dispositive power over all such shares as the parent holding company or control person of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., and BlackRock Life Limited.
(5)	Information is as of December 31, 2014 and is based on a Schedule 13G dated February 10, 2015, which was filed jointly by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (jointly, “Goldman Sachs Asset Management”). Goldman Sachs Asset Management reported: (i) shared voting power over all 2,465,889 of such shares; and (ii) shared dispositive power over all 2,485,629 of such shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 23, 2015, the beneficial ownership of our Class A Common Stock by:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” below; and

•	all of our directors and executive officers as a group.

Name	Shares of Class A Common Stock Beneficially Owned(1)	Percentage of Class
Ronald A. Ballschmiede	15,358	*
Sarah M. Barpoulis(2)	13,493	*
John F. Chlebowski	28,874	*
Carlin G. Conner	71,965	*
Karl F. Kurz	21,330	*
James H. Lytal	7,219	*
Thomas R. McDaniel(3)	23,422	*
Norman J. Szydlowski(4)	151,565	*
Robert N. Fitzgerald(5)	50,350	*
Candice L. Cheeseman(6)	34,271	*
Timothy R. O’Sullivan	24,581	*
Peter L. Schwiering	23,149	*
All executive officers and directors as a group (11 people)	314,012	*

*	Less than one percent.
(1)	Shares beneficially owned include shares of restricted Class A Common Stock held by our directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede – 1,715 shares; Ms. Barpoulis – 1,457 shares; Mr. Chlebowski – 2,009 shares; Mr. Kurz – 1,568 shares; Mr. Lytal – 1,457 shares; Mr. McDaniel – 1,568 shares; Mr. Conner – 71,965 shares; Mr. Fitzgerald – 15,463 shares; Ms. Cheeseman – 9,257 shares; Mr. O’Sullivan –7,763 shares; Mr. Schwiering – 6,305 shares; and all executive officers and directors as a group – 120,527 shares. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective shares reported.
(2)	Includes 12,036 shares of Class A Common Stock held of record by the Sarah M. Barpoulis Living Trust dated September 17, 2003, of which Ms. Barpoulis and her husband are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(3)	Includes 21,854 shares of Class A Common Stock held of record by the McDaniel Trust U/T/A dated July 26, 2000, of which Mr. McDaniel and his wife are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(4)	Such shares of Class A Common Stock are held of record by the Szydlowski Family Trust U/T/A dated June 9, 2004, of which Mr. Szydlowski is the trustee.
(5)	Includes 10 shares of Class A Common Stock held by son.
(6)	Includes 18,017 shares of Class A Common Stock held of record by the Berman-Cheeseman Family Trust dated September 16, 2013, of which Ms. Cheeseman and her husband are co-trustees. Each trustee has independent control and voting power over the Trust.

The following table sets forth, as of March 23, 2015, the beneficial ownership of common units of Rose Rock Midstream, L.P. by:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” below; and

•	all of our directors and executive officers as a group.

Name	Common Units Beneficially Owned(1)	Percentage of Class
Ronald A. Ballschmiede	–	–
Sarah M. Barpoulis	5,000	*
John F. Chlebowski	10,000	*
Carlin G. Conner	22,168	*
Karl F. Kurz	5,000	*
James H. Lytal	–	–
Thomas R. McDaniel(2)	7,184	*
Norman J. Szydlowski(3)	15,000	*
Robert N. Fitzgerald	12,671	*
Candice L. Cheeseman(4)	11,063	*
Timothy R. O’Sullivan	7,578	*
Peter L. Schwiering	17,233	*
All executive officers and directors as a group (11 people)	97,897	*

*	Less than one percent.
(1)	Common units beneficially owned include restricted common units held by our executive officers over which they have voting power but not investment power as follows: Mr. Conner – 22,168 common units; Mr. Fitzgerald – 8,011 common units; Ms. Cheeseman – 4,740 common units; Mr. O’Sullivan – 4,006 common units; Mr. Schwiering – 9,777 common units; and all executive officers as a group – 48,702 common units. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective common units reported.
(2)	Such common units are held of record by the McDaniel Trust U/T/A dated July 26, 2000, of which Mr. McDaniel and his wife are co-trustees. Each trustee has independent voting power and dispositive power over the units held in the trust.
(3)	Such common units are held of record by the Szydlowski Family Trust U/T/A dated June 9, 2004, of which Mr. Szydlowski is the trustee.
(4)	Includes 50 common units held by son and 5,000 common units are held of record by the Berman-Cheeseman Family Trust dated September 16, 2013, of which Ms. Cheeseman and her husband are co-trustees. Each trustee has independent control and voting power over the Trust.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary. SemGroup is focused on delivering stockholder value through growth and financial discipline. We strive to generate consistent earnings and cash flows, capitalize on organic growth opportunities around our assets, and grow our business through strategic and accretive asset acquisitions. We are committed to managing risk and promoting a company culture centered on safety and integrity.

This Compensation Discussion and Analysis (“CD&A”) describes SemGroup’s executive compensation program for 2014. Our program is designed to protect our assets in the near-term and position the Company for future growth by attracting, motivating and retaining a senior management team capable of delivering stockholder value by ensuring each of our businesses meet or exceed financial and operational targets. In particular, this CD&A explains how the Compensation Committee of the Board (the “Committee”) made 2014 compensation decisions for the following named executive officers (“NEOs”):

NEO	Title
Carlin G. Conner	President and Chief Executive Officer
Norman J. Szydlowski	Former President and Chief Executive Officer
Robert N. Fitzgerald	Chief Financial Officer
Candice L. Cheeseman	General Counsel
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives
Peter L. Schwiering	Vice President of the Company and Chief Operating Officer of Rose Rock Midstream GP, LLC

Mr. Szydlowski’s planned retirement was announced in August 2013, contingent upon the appointment of a successor. Mr. Szydlowski retired as CEO of the Company on April 1, 2014, when Mr. Conner was appointed as our CEO. In order to help ensure a smooth leadership transition, Mr. Szydlowski remained with the Company in an advisory capacity through the end of May 2014.

We believe our executive compensation program promotes good governance and operates in the best interests of our stockholders. A summary of our compensation governance practices are listed below:

We Do:	We Do Not
✓ Place heavy emphasis on variable compensation	× Offer tax-related gross ups outside of relocation benefits
✓ Use performance-based long-term compensation	× Have any significant perquisites
✓ Have stock ownership requirements	× Allow pledging or hedging of SemGroup securities
✓ Have an executive clawback policy	× Have single trigger change-in-control severance agreements
✓ Have an independent compensation consultant	× Guarantee short-term incentive payouts

2014 Business Highlights. During 2014, we successfully implemented several initiatives supporting our strategic plan to grow our presence in the midstream energy sector. We focused on our business objectives, positioned our Company for growth and achieved the following:

•	Successfully delivered strong financial results:

•	Achieved an Adjusted EBITDA target of $287 million up approximately 50% from $189 million for the year ended December 31, 2013

•	Rose Rock Midstream, L.P. (“RRMS”) achieved an Adjusted EBITDA target of $123 million up approximately 80% from $69 million for the year ended December 31, 2013

•	Increased dividends declared by 40% over 2013

•	Increased RRMS unit holder distributions declared by 25% over 2013

•	Successfully executed our growth strategy:

•	Invested approximately $386 million in capital projects

•	Completed Glass Mountain Pipeline in February 2014

•	Completed installation of the Rose Valley I gas processing plant in March 2014

•	Completed final drop down of White Cliffs Pipeline to RRMS in June 2014

•	Completed Chesapeake transportation assets acquisition in June 2014

•	Completed SemCAMS gathering pipeline providing a 10 mile, 10-inch pipeline terminating at SemCAMS’ KA plant backed by long-term agreement with Shell completed in June 2014

•	Completed Tampa Pipeline lateral in July 2014

•	Completed 80,000 bpd White Cliffs Pipeline expansion in August 2014

•	Successfully implemented our CEO succession plan.

2014 Compensation Decisions & Actions.

•	NEO base salaries: NEO salaries, with the exception of the CEO, increased an average of 3.8% during 2014 to maintain alignment with the competitive market.

•

Short-term incentive awards: Annual bonuses for 2014 performance paid out on average at 186% of target reflecting our actual performance in relation to targeted performance, as well as key strategic accomplishments completed during the year.

•

Long-term incentive awards: In February 2014, the Committee approved granting long-term incentive awards for our NEOs, with the exception of the CEO. These awards were composed of a mix of performance units and time-vested restricted shares or units. In February of 2012, the Committee granted awards for the three-year performance period ended December 31, 2014. These awards paid out at 111.5% of target. We achieved a 92nd percentile Total Stockholder Return (“TSR”) versus our peer group companies, resulting in a payout at 150% of target for half of the performance-based award. Our average annual Consolidated Return on Capital Employed (“ROCE”) for the period (8.0%) was between threshold and target, resulting in a payout at 73% of target for the other half of the performance-based award.

•

CEO new-hire compensation and awards: In March 2014, the Board of Directors approved the CEO’s employment agreement which included a sign-on bonus of $600,000 and a one-time equity grant of $5 million.

2014 CEO Pay At-A-Glance

The majority of our CEO’s pay is variable and linked to drivers of financial performance or growth in stockholder value. The chart below shows the elements of our CEO’s total direct compensation (base salary, annual bonus, and grant date or target value of annual equity grants) for the past three years, as well as target CEO total compensation for 2015. In 2014, Mr. Conner received a one-time equity award of $5 million in shares of restricted stock and RRMS restricted common units intended in part to make Mr. Conner whole for equity value that he forfeited at his previous employer when he agreed to join SemGroup. This one-time award was also intended to provide immediate and significant direct alignment between Mr. Conner’s compensation and stockholder interests.

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions. The Committee has reviewed the voting results from the annual advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2014 annual meeting of stockholders. At this meeting, approximately 99% of the votes cast on the say-on-pay proposal were in favor of our NEOs’ compensation as disclosed in the proxy statement for that meeting and, as a result, our NEOs’ compensation was approved.

In addition, over the past year we have engaged in a dialogue with many of our stockholders to solicit their input on a range of topics, including executive compensation and governance matters. The Committee determined that, based on such discussions and given the very high level of support, no changes to our executive compensation policies and decisions were necessary. We intend to continue such dialogue with our stockholders, and the Committee intends to continue to make its executive compensation decisions as it has in the past year by focusing on performance-based compensation, gauging competitive practices and authorizing compensation that is within the range of what is deemed to be competitive and appropriate in our industry.

The Committee continues to value the opinions of our stockholders. In the event there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, the Committee will consider the concerns of the stockholders and evaluate any actions necessary to address such concerns.

Compensation Philosophy. Our Committee oversees an executive compensation program designed to motivate high performance, ethics and alignment with the interests of our stockholders. Our compensation program rewards our executive officers for achieving performance objectives and fostering a culture of collaboration and teamwork. This forms the basis of our pay-for-performance philosophy.

To support our compensation philosophy, we established the following objectives:

•	attract, motivate and retain exceptional talent with market competitive compensation;

•	link pay to performance;

•	drive achievement of both long-term and annual business objectives;

•	reinforce corporate values and commitments; and

•	align executive compensation with stockholder interests.

We design, implement and administer our compensation program to support our philosophy and collectively achieve these objectives

Compensation Overview. Consistent with our philosophy, our compensation program consists of a market-competitive pay mix designed to motivate and reward our NEOs and employees for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe dividing the total compensation awarded to executive officers among the following four direct components helps us achieve a balanced set of incentives to accomplish our goals:

•	base salary;

•	short-term incentive program;

•	long-term incentive program; and

•	benefits.

Elements of Compensation. Our mix of compensation includes: base pay, short-term cash incentives, long-term equity incentives and benefits. The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objective	Key Features
Base Salary

•       Attract and retain executives by providing a stable income at a level that appropriately compensates NEOs for the day to day execution of their primary duties and is consistent with the market.

•       Link pay to performance and reinforce corporate values by basing annual merit increases on an executive’s direct contributions.

•       Annual review to ensure our compensation is in line with the market.

•       Annual adjustments based on performance rating and the market.

•       During first quarter of each year, the Board of Directors approves base pay of CEO and Committee approves other NEOs.

Short-term incentives

•       Drive achievement of annual business objectives by providing short-term incentives tied to achievement of company and individual goals.

•       Link pay to performance by directly tying goals to the Company’s business objectives.

•       Attract talent and motivate high performance by rewarding achievement of annual performance metrics.

•       Reinforce corporate values through shared performance objectives with an emphasis on our defined employee and leadership competencies.

•       Align executives with stockholders by setting performance metrics that will yield strong financial results.

•       Discretionary program.

•       Target performance measure levels set to achieve annual objectives.

•       Reviewed annually in relation to current market data and approved by the Committee.

•       Funding approved by the Committee.

Long-term incentives

•       Attract, retain and motivate high performance by providing equity awards that provide opportunity to share in long-term wealth creation.

•       Link pay to performance by directly linking payouts to achievement of long-term performance measures.

•       Drive achievement of long-term business objectives by rewarding the achievement of long-term performance measures and sustained performance by the Company.

•       Align with best interests of stockholders by reinforcing the critical objective of building stockholder value over the long-term.

•       In the form of equity awards under our Equity Incentive Plan and the RRMS Equity Incentive Plan.

•       Three-year cliff vesting period for time-based equity awards.

•       Three-year performance period for performance-based awards.

•       Individual targets set in relation to current market data and executive’s role at the Company.

•       CEO award approved by the Board of Directors and other NEOs approved by the Committee.

Benefits	• Attract and retain individuals by offering market competitive benefits.	• Reviewed annually to ensure competitive with the market.

The Committee believes that the majority of an executive’s compensation should be based on his or her contribution to the success of the Company and the creation of value for our stockholders. Our executive compensation is heavily weighted toward variable, “at risk,” pay elements based on performance. To further strengthen our alignment with stockholders, the majority of our executives’ “at risk” compensation is based on our long-term success.

Compensation Methodology. Setting executive pay is an annual process that involves our management, the Committee, our Audit Committee, our Board of Directors and an independent compensation consultant. We review our pay programs to ensure consistency with our compensation philosophy and business objectives. The Committee strives to target total direct compensation levels to be competitive with the market in which we compete for executive talent.

We review each NEO’s total compensation in light of our Company’s strategic objectives, market conditions and individual responsibilities and accomplishments. Part of this review includes considering the appropriate compensation level and mix. Although we focus on total direct compensation, each individual element of compensation is reviewed against the market, which includes the 25th, 50th and 75th percentile of compensation paid to similarly situated executives represented in the market data, to ensure our compensation is in line with the market. Variations from the median may occur due to experience, skills, criticality of function to the Company and the sustained performance of the executive.

Role of the Board of Directors. The Board of Directors acts on any recommendations regarding executive compensation matters made by the Committee and approves CEO compensation.

Role of the Compensation Committee. The Committee operates pursuant to its formal charter. Under the charter, the Committee is charged with establishing our compensation program and compensation policies, approving and recommending compensation program designs to the full Board for approval. Also, the Committee has the responsibility for recommending the compensation of our CEO to the Board of Directors for approval. For all other NEOs, the Committee reviews the CEO’s recommendations, supporting market data and individual performance assessments in establishing targets under the compensation program, and administering and approving payouts pursuant to such program. The charter authorizes the Committee to engage consultants and other professionals without management approval to the extent necessary.

Role of Management. Our CEO and other executive officers develop recommendations regarding the appropriate level and mix of compensation for their direct reports. Recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Committee, market data from nationally recognized executive and industry related salary surveys, and the individual responsibilities and performance of each direct report.

Our CEO and Senior Director of Human Resources provide support to the Committee and attend all Committee meetings, but are not present for discussion of their individual compensation.

Role of Audit Committee. With respect to our CFO, the Audit Committee of the Board of Directors consults with management and the Committee about his performance evaluation and compensation.

Additionally, the Audit Committee validates the calculation of our achievement percentage for each performance measure prior to the determination of our incentive pool. Our Internal Audit function confirms the short-term incentive pool before payments are processed. Also, the Internal Audit function validates the calculation of our achievement percentage for our performance metrics related to our performance-based equity awards. Internal Audit confirms the calculation prior to the Committee certifying the achievement of our performance-based equity awards and distribution of equity awards.

Role of the Independent Compensation Consultant. The Committee retained Mercer (US) Inc. until October 2014 to serve as the Committee’s independent compensation consultant on matters related to executive compensation, including the review of executive compensation recommendations provided by management. Mercer also provided guidance on director compensation. Mercer reported directly to the Committee and performed no other services for the Company. The Committee has assessed the independence of Mercer pursuant to Securities and Exchange Commission rules and concluded that Mercer’s work for the Committee did not raise any conflict of interest. In October 2014, the Committee conducted a Request for Proposal process and selected Pearl Meyer and Partners (“PM&P”) to serve as its independent compensation consultant for the matters noted above. The Committee has also assessed the independence of PM&P pursuant to Securities and Exchange Commission rules and concluded that PM&P’s work for the Committee did not raise any conflict of interest.

The Committee regularly reviews consultant independence and the services provided by its outside consultant. In making its determination regarding the independence of outside advisors during 2014, the Committee noted that:

•

Neither Mercer nor PM&P provided any services to the Company or our management other than services requested by or with the approval of the Committee, which were limited to executive and director compensation consulting;

•	Fees we paid to Mercer and PM&P in 2014 were less than 1% of each organization’s total revenues;

•	None of the Mercer or PM&P consultants working on our matters had any business or personal relationship with any of the Committee members;

•	None of the Mercer or PM&P consultants working on our matters had any business or personal relationship with any of our executive officers;

•	None of the Mercer or PM&P consultants working on our matters owns our stock; and

•	PM&P maintains a conflicts policy, which was provided to the Committee, with specific policies and procedures designed to ensure independence.

The Committee will monitor the independence of its compensation consultant on an annual basis.

Role of the Peer Group. The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry (“the peer group”). The peer group serves two purposes.

First, it provides a market frame of reference for evaluating our compensation arrangements (current or proposed), understanding compensation trends among comparable companies and reviewing other compensation and governance-related topics that may arise during the course of the year. To this end, we regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive. When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

Second, we use the peer group to measure our relative TSR performance for purposes of determining a portion of the value of the performance-based awards under our long-term incentive plan. We must achieve an attractive TSR relative to our peer group to deliver a target-level award. Please see “Long-Term Incentives” for more information about performance-based awards.

Mercer provided the market data used when designing our NEOs’ compensation program for 2014. Mercer’s market compensation analysis used compensation information from SemGroup’s current peer group as the primary data source. Where there was insufficient data from the peers (e.g., small sample sizes, etc.), the market data was supplemented with data from other similarly-sized companies that operate in the Oil and Gas Storage & Transportation industry and/or Energy sector.

For 2014, the peer group includes the following 15 companies, which comprise a mix of both direct competitors and companies whose primary business matched at least one of our business groups:

•	Access Midstream Partners LP

•	Atlas Pipeline Partners LP

•	Boardwalk Pipeline Partners LP

•	Buckeye Partners LP

•	DCP Midstream Partners LP

•	Eagle Rock Energy Partners LP

•	Enbridge Energy Partners LP

•	Genesis Energy LP

•	Magellan Midstream Partners LP

•	MarkWest Energy Partners LP

•	NuStar Energy LP

•	ONEOK Inc.

•	Plains All American Pipeline LP

•	Targa Resources Corp

•	Williams Partners LP

While some of the companies in our peer group have revenues, assets and market capitalization larger than SemGroup, we believe the peer group continues to be aligned with our current organization as well as the strategic vision of our company. The Committee reviews our peer group annually and makes adjustments as necessary. The Committee revised our peer group for 2014 from our 2013 peer group.

2014 Direct Compensation.

The chart below illustrates the pay-mix and actual total direct compensation for our NEOs for 2014. Each individual component is discussed below.

Base Salary. During the first quarter of a year, recommendations are made by the CEO to the Committee on base pay for that year. Merit increases for base salary take into account the individual executive’s performance and achievement of goals as well as the executive’s current salary level relative to the market. The Committee considers the recommendations and approves the base pay of our CEO and other NEOs. Base pay affects other elements of our total compensation, including our short-term and long-term incentives. In approving base salaries for the NEOs, the Committee considers the impact on the NEOs’ total compensation. Base salaries become effective as of the first payroll in March of each year.

NEO	2013 Salary	2014 Salary	2014 Percent Change	Comments
Carlin G. Conner	—	$550,000	—	2014 salary annualized
Norman J. Szydlowski	$790,000	$790,000	0%	2014 salary annualized
Robert N. Fitzgerald	$372,466	$383,640	3%
Candice L. Cheeseman	$318,470	$328,024	3%
Timothy R. O’Sullivan	$299,317	$308,297	3%
Peter L. Schwiering	$295,058	$324,564	10%

After considering the experience and skills of the NEOs and their total compensation levels and mix relative to market, the Committee believes the percent increases given are appropriate.

Short-Term Incentives. Our NEOs participate in our short-term incentive program which rewards employees for making decisions that improve our performance in accordance with our annual objectives. Similar to base pay, competitive market information is used to determine short-term incentive targets (expressed as a percentage of base pay) for each executive officer. Our short-term incentives are based on achievement of certain performance measures established prior to the beginning of the performance period. Attainment of these performance measures can result in payments of short-term incentives along a continuum between threshold and maximum levels, which correspond to 0% through 200% of the NEO’s short-term incentive target.

The annual short-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2014 and 2013 were as follows:

NEO	2013 Target	2014 Target
Carlin G. Conner	N/A	100%
Robert N. Fitzgerald	60%	70%
Candice L. Cheeseman	60%	70%
Timothy R. O’Sullivan	50%	50%
Peter L. Schwiering	50%	60%

During 2014, we completed an analysis of the design and compensation levels utilized in our short-term incentive program. The review consisted of:

•	a market update on annual incentive plans;

•	an overview of performance metrics commonly used in annual incentive plans;

•	a review of proxy data for peer companies; and

•	the Committee’s and CEO’s assessment of the annual incentive plan’s alignment with the Company’s strategic objectives.

As a result of this review, we concluded that our overall short-term incentive program design was consistent with our objectives and that we would maintain current short-term target bonus opportunities for the NEOs. We continued to use consolidated Adjusted EBITDA for 2014 to provide alignment with financial metrics reported externally by the Company and to create transparency with our executives. We believe Adjusted EBITDA is a good measure of our financial performance and provides information regarding our ability to meet future debt service, capital expenditures and working capital requirements. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for select items that we believe impact the comparability of financial results between reporting periods.

In 2014, our short-term incentive plan for all of the NEOs contained performance measures tied to consolidated Adjusted EBITDA and individual performance. Our NEOs’ individual performance measure is evaluated by the CEO and his assessment of their contributions and achievement of individual performance goals. In addition to these performance measures, a performance measure for the creation of additional Adjusted EBITDA through acquisitions and other business opportunities (“Incremental Adjusted EBITDA”) is included for Mr. O’Sullivan. Consistent with the prior year, Mr. Schwiering has an additional performance measure directly tied to the Adjusted EBITDA of the business unit for which he was responsible (i.e., Crude’s Adjusted EBITDA). These performance measures directly reflect our efforts to support our growth strategy and enhance the Company’s value for our stockholders. The weighting of these metrics for the NEOs are as follows:

Weighting of Performance Metrics for NEO’s other than Messrs. O’Sullivan and Schwiering
Consolidated Adjusted EBITDA	Individual Performance	Total
70%	30%	100%

Weighting of Performance Metrics for Mr. O’Sullivan
Consolidated Adjusted EBITDA	Incremental Adjusted EBITDA	Individual Performance	Total
35%	35%	30%	100%

Weighting of Performance Metrics for Mr. Schwiering
Consolidated Adjusted EBITDA	Crude Adjusted EBITDA	Individual Performance	Total
25%	45%	30%	100%

Actual payouts for the short-term incentive program are discretionary and are disbursed from a company-wide pool approved by the Committee. In approving the incentive pool, the Committee considers our actual performance in relation to the targeted performance for each performance measure, as well as key strategic accomplishments completed during the year. Recommendations for each NEO were based on the NEO’s short-term incentive target adjusted for the achievement of the pre-established performance measures and for personal contributions. We used the following as a guide in calculating each NEO’s recommended short-term incentive payout prior to discretionary adjustments:

Eligible Earnings for 2014 × Short-term Incentive Target % × (sum of the (Weighting of Performance Measure × Achievement Factor for the Performance Measure) for each Performance Measure)

Our incentive program allows the Committee to make adjustments in the calculation of our performance relative to the performance measures to reflect certain business events. The use of Adjusted EBITDA for our performance metric aligns with our non-GAAP financial measures reported publicly and helps ensure that incentive programs do not result in unearned windfalls or impose undue penalties. We believe the use of Adjusted EBITDA improves the alignment of incentives with stockholder value creation and effectively encourages our NEOs to take actions to create value for stockholders.

The Audit Committee validates our calculation of the achievement of each performance measure to support the determination of the company-wide pool, as adjusted for these items, and ensure consistency with our financial statements.

The chart below shows the achievement of our 2014 short-term incentive performance measures and the resulting recommended funding level.

Performance Metric (millions)	Threshold	Target	Maximum	Actual Performance	Achievement Factor (% of Target to be Paid)
Consolidated Adjusted EBITDA	$198.8	$248.5	$285.8	$287.5	200.0%
Crude Adjusted EBITDA	$106.7	$133.4	$153.4	$156.8	200.0%
Incremental Adjusted EBITDA (1)	$80.0	$100.0	$115.0	$0.0	0.0%

(1)	Represents estimated value created for acquisitions completed in 2014.

The Committee reviewed and confirmed these results and approved the short-term incentive pool. The Committee exercised its discretion to reduce payouts to reflect safety performance during 2014 and early 2015. Safety and integrity are pillars of our company culture, and safety performance will remain a key consideration in determining payments under our short-term incentive program. Our NEOs received, on average, 186% of their short-term incentive target payout based on consolidated results and individual performance.

Long-Term Incentives. We provide long-term incentives in the form of equity awards under our Equity Incentive Plan and the RRMS Equity Incentive Plan. The Committee oversees the administration of the equity awards granted under both of these plans. Awards issued under the RRMS Equity Incentive Plan are also approved by the Board of Directors of the general partner of RRMS. To determine the value of equity awards to be granted to NEOs, we consider the following factors:

•	the proportion of long-term incentives relative to base pay;

•	our long-term business objectives;

•	awards made to executives in similar positions with other comparably sized energy companies;

•	the NEO’s impact on our performance and ability to create value; and

•	the NEO’s performance.

Our long-term incentive plan includes time-based restricted stock awards, time-based RRMS restricted common unit awards and performance-based restricted stock unit (RSU) awards. The long-term mix for our executives is the same as our mix for all employees due to our desire to have a substantial part of the long-term incentive be performance-based. For NEOs we have allocated equity awards as follows: fifty percent time-vested restricted stock and RRMS restricted common units with a three-year cliff vesting period and fifty percent performance-based RSUs with a three-year performance period.

Time-vested awards include awards under both our Equity Incentive Plan and the RRMS Equity Incentive Plan and are allocated based on time dedicated by the NEOs to each of the Company and RRMS.

The performance-based awards are measured based on two metrics: one internal performance metric designed to drive achievement of long-term business objectives and an external performance metric designed to reinforce the critical objective of building stockholder value over the long-term. For the external performance metric we used relative TSR as it mirrors the market return of our stockholders and compares our performance to that of our peer group. For our internal performance metric we used ROCE for the three-year performance-based RSUs for 2011 and 2012. In an effort to provide transparency and align with the market, we changed our internal metric beginning in 2013 to Adjusted EBITDA Growth for the three-year performance-based RSUs. NEOs will earn their targeted performance-based RSUs if we deliver a target level performance. For those awards based on relative TSR we must achieve an attractive TSR relative to our peer group to deliver a target level award. A partial award can be earned on achievement of either metric. See “The Role of the Peer Group” under “Compensation Overview” above for more information concerning our peer group.

The Committee supports this design as it is equity-based and delivers a significant portion of the equity in performance-based awards to our participants including our NEOs and further strengthens alignment with stockholders.

In general, we plan to make our annual equity grants around the same time each year. It is possible that newly hired or promoted executives may receive equity grants on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date. The Committee approves all equity grants to the NEOs and the grant date for such awards is on or after the date of such approval.

The Committee does not intend to make equity grants in anticipation of the release of material non-public information and does not intend to time the release of such information based on equity award grant dates.

2014 Long-Term Incentive Awards. We made modest increases in certain of our long-term incentive target awards to better align with market data and support our objectives to keep compensation opportunities tied to stockholder interests. Additionally, we awarded incremental shares to certain of our NEOs to recognize individual and professional achievements and further strengthen alignment with stockholders. The long-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2014 and 2013 were as follows:

NEO	2013 Target Annual Grant Value (% of salary)	2014 Target Annual Grant Value (% of salary)
Robert N. Fitzgerald	130%	185%
Candice L. Cheeseman	115%	130%
Timothy R. O’Sullivan	100%	100%
Peter L. Schwiering	120%	130%

Our 2014 long-term incentive awards were split between 50 percent restricted stock/RRMS common units time-vested awards with a three-year cliff vesting period and 50 percent performance-based restricted stock unit awards with a three-year performance period.

Consistent with 2013, our performance metrics were Adjusted EBITDA Growth and relative TSR. We believe both measures are appropriate and link our NEOs’ potential increase in equity compensation to that realized by our stockholders.

2012 Performance-Based RSUs Vesting. Consistent with our design, the 2012 performance-based awards were weighted 50% tied to the ROCE performance metric and 50% tied to relative TSR and had a three-year performance period ended December 31, 2014. The following ROCE and relative TSR performance calculations were verified by our internal audit department. The achievement of these metrics was reviewed and certified by the Committee on February 25, 2015.

Metric	Threshold	Target	Stretch	Actual Performance	Calculated Payout Percentage (% of Target)
ROCE	6%	11%	17%	8%	73%
Relative TSR	25th%ile	50th%ile	75th%ile	92%ile	150%

Benefits. Our NEOs currently receive the same level of health and welfare benefits provided to all employees. In addition, our NEOs participate in our 401(k) Plan which provides for a matching contribution of a portion of an employee’s annual tax-deferred contribution. Our NEOs currently receive no perquisites (perks) or supplemental benefits, except for the following:

•

Tax and Financial Planning Allowance: We provide up to $15,000 annually to our CEO for annual income tax return preparation and financial planning to provide expertise on current tax laws, to assist with personal financial planning and to prepare for contingencies such as death and disability. We provide this benefit in order to help our CEO keep his focus on his responsibilities at SemGroup.

Other Executive Compensation Matters.

Executive Severance Agreements. We entered into severance agreements with each of our NEOs, other than our CEO, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment under certain circumstances and for reasons described below. Each severance agreement expires on May 31, 2016 unless extended.

Employment Agreements. Carlin G. Conner. We entered into an employment agreement with our current President and CEO, Carlin G. Conner, on March 6, 2014. Mr. Conner’s employment agreement provides for certain basic compensation provisions, including a starting salary, signing bonus and one-time equity award, and eligibility to participate in incentive compensation programs and benefit programs available to our other executives. Mr. Conner’s one-time equity award consisted of time-based equity awards allocated 85% in restricted stock and 15% in RRMS restricted common units and vest in five annual installments. Mr. Conner will have a target annual grant value beginning in 2015. Mr. Conner’s agreement also includes certain termination-related benefits which are described in greater detail under “Potential Payments Upon Termination or Change in Control” below.

Norman J. Szydlowski. We entered into an employment agreement with our former President and CEO, Norman J. Szydlowski, on November 30, 2009, which employment agreement was terminated effective April 1, 2014 upon Mr. Conner’s appointment as CEO. The Company then entered into a Termination Agreement with Mr. Szydlowski, under which Mr. Szydlowski continued in an advisory role on an at-will basis through the end of May 2014 in order to help smooth the transition of the CEO role. Pursuant to the Termination Agreement, following Mr. Szydlowski’s resignation at the end of May certain termination provisions and restrictive covenants of his original employment agreement survived, including payment of any accrued but unpaid salary and vacation through the date of termination.

Stock Ownership Policy. We have a Stock Ownership Policy for our executive officers, including NEOs, which we believe further strengthens our NEOs’ alignment with stockholders. All NEOs must maintain an equity interest in the Company and its affiliates equal to a specified multiple of their base pay. Executives are required to retain 100% of annual equity awards, including RRMS common units, net of taxes, until ownership requirements are met. Fifty percent of the unvested time-based equity awards will count towards the ownership requirements. Unvested performance-based awards do not count toward the ownership requirements. We intend to periodically review the policy and adjust as internal objectives or market conditions warrant. The chart below shows the NEO stock ownership guidelines currently in effect.

Position	Holding Requirement as a Percent of Base Pay
CEO	3x
NEO	2x
Other Executive Officers	1x

Clawback Policy. We have a Clawback Policy that if an accounting restatement occurs due to material noncompliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement. This policy is intended to be interpreted in a manner consistent with any rules or regulations adopted by the Securities and Exchange Commission or listing guidelines adopted by the New York Stock Exchange as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Our short-term incentive program and form of award agreements for long-term incentives require participants and grantees to return any incentive-based compensation which we determine we are required to recover from the participants and grantees under this policy. Our executive severance agreements discussed above also contain certain forfeiture and clawback provisions in the event that the executive breaches any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenants in the agreements.

2015 Compensation Program Changes. The Committee regularly reviews our existing pay programs to ensure we are able to attract and retain the talent needed to deliver the financial and operating performance necessary to create stockholder value. In 2015, we intend to further refine our annual short-term incentive performance measures to more closely align with our corporate strategic initiatives

Policy on Hedging and Pledging Our Securities. Our Insider Trading Policy specifically prohibits our directors, named executive officers and other employees from (a) engaging in any hedging activities with respect to our securities or (b) holding our securities in a margin account or otherwise pledging our securities.

Compensation Program as it Relates to Risk. We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that at this time they are not reasonably likely to have a material adverse effect on the Company.

In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•

Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Level of Compensation: Our total direct compensation is designed to be competitive with the marketplace and aligned with the interest of our stockholders.

•

Short-term Incentive: Our short-term incentive plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200% of target levels. Our short-term incentive plan is discretionary and is subject to the Committee’s approval.

•	Equity Awards: Our restricted stock and RRMS common unit awards drive a long-term perspective and have a three-year cliff vesting period.

•	Board/Committee Oversight: The Board of Directors and the Committee maintain full discretion of reviewing and administering all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and our key foundational tenets.

•	Comprehensive Risk Management Policy: Our policy provides that employees will not be compensated for exposing us to undue risk as determined by our senior management and/or Board of Directors.

•

Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of any accounting restatement due to material non-compliance with the reporting requirements under U.S. federal securities laws.

Our compensation program is intended to motivate NEOs and employees to achieve business objectives that generate stockholder returns while demonstrating behaviors that are consistent with our values.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its three other most highly compensated executive officers, other than the CFO. Compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. We intend to design a large share of our incentive compensation for our NEOs to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, if future compliance with Section 162(m) is inconsistent with our compensation philosophy or what is believed to be in the best interests of our stockholders, then future compensation arrangements may not be fully deductible under Section 162(m). For example, our time-vested awards of restricted stock do not qualify as performance-based and may not be fully deductible.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of SemGroup and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Karl F. Kurz, Chairman
Sarah M. Barpoulis
James H. Lytal

Summary Compensation Table

The following table summarizes the total compensation earned by or paid or awarded to each of the named executive officers with respect to each of the fiscal years ended December 31, 2014, 2013 and 2012.

For each of the fiscal years presented, we have compensated our President and Chief Executive Officer pursuant to an employment agreement. We have not entered into an employment agreement with any of the other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Carlin G. Conner(5) President and Chief Executive Officer	2014	416,731	600,000	5,000,000	(6)	–	1,000,000	–	185,086	7,201,817
Norman J. Szydlowski(5) Former President and Chief Executive Officer	2014	328,154	–	1,386,334		–	–	–	68,512	1,783,000
	2013	790,000	–	1,509,494		–	887,565	–	27,750	3,214,809
	2012	790,000	–	1,185,031		–	789,200	–	27,500	2,791,731
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer	2014	383,267	–	761,869		–	510,000	–	13,000	1,668,136
	2013	371,767	–	880,451		–	424,000	–	12,750	1,688,968
	2012	358,659	–	389,885		–	335,250	–	1,990	1,085,784
Candice L. Cheeseman General Counsel	2014	327,705	–	427,599		–	436,300	–	13,000	1,204,604
	2013	317,872	–	602,038		–	373,000	–	12,750	1,305,660
	2012	307,326	–	298,922		–	293,890	–	12,500	912,638
Timothy R. O’Sullivan Vice President Corporate Planning and Strategic Initiatives	2014	307,983	–	349,282		–	292,800	–	13,000	963,065
	2013	298,755	–	457,978		–	269,000	–	12,750	1,038,483
	2012	283,384	–	251,827		–	250,400	–	10,696	796,307

Peter L. Schwiering Vice President / Chief Operating Officer of Rose Rock Midstream GP, LLC	2014	320,932	–	489,424		–	354,000	–	12,750	1,177,106
	2013	294,500	–	623,468		–	295,058	–	12,750	1,225,776
	2012	284,770	–	280,503		–	285,100	–	12,500	862,873

(1)	The amount represents a sign-on bonus paid to Mr. Conner under the terms of his employment agreement as an inducement to accept our employment offer. If Mr. Conner had voluntarily terminated his employment without “good reason” prior to the first anniversary of commencing employment, he would have been obligated to repay a pro rata portion of the bonus.
(2)	Represents the grant date fair value computed in accordance with ASC 718, “Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan and the restricted RRMS common units granted under the RRMS Equity Incentive Plan. The assumptions used to value the SemGroup stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The assumptions used to value the RRMS common unit awards are included in Note 10 to the consolidated financial statements contained in the Annual Report on Form 10-K for RRMS for the year ended December 31, 2014. The amount shown does not represent amounts paid to the executives.

The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. Using the maximum number of shares of stock issuable upon vesting of the performance share units (200 percent of the units granted in 2014 and 2013 and 150 percent of the units granted in 2012), the aggregate grant date fair value of the performance share units would be as follows:

Name	2014	2013	2012
Carlin G. Conner	—	—	—
Norman J. Szydlowski	$1,368,724	$1,509,457	$888,769
Robert N. Fitzgerald	$752,212	$880,477	$292,409
Candice L. Cheeseman	$422,160	$602,010	$224,197
Timothy R. O’Sullivan	$344,846	$458,012	$188,871
Peter L. Schwiering	$477,080	$558,458	$210,381

(3)	For 2014, represents awards under our short-term incentive program adopted in 2013 based on our achievement of certain performance metrics specified therein. Amounts were based on partial achievement of the performance metrics for 2014.

(4)	All Other Compensation for 2014 includes amounts allocated under our 401(k) matching contribution and perquisites. The table below shows the components of this column for 2014:

Name	401(k) Matching Contribution ($)	Tax and Financial Planning ($)(a)	Relocation Expenses ($)(b)	Tax Gross-Up ($)(c)	Legal Fees ($)(d)	Accrued Vacation ($)(e)	Total Other Compensation ($)
Carlin G. Conner	13,000	—	128,706	22,102	21,278	—	185,086
Norman J. Szydlowski	13,000	15,000	—	—	—	40,512	68,512
Robert N. Fitzgerald	13,000	—	—	—	—	—	13,000
Candice L. Cheeseman	13,000	—	—	—	—	—	13,000
Timothy R. O’Sullivan	13,000	—	—	—	—	—	13,000
Peter L. Schwiering	12,750	—	—	—	—	—	12,750

(a)	Represents tax and financial planning expenses paid on behalf of Mr. Szydlowski pursuant to the terms of his employment agreement.
(b)	Represents moving, travel, temporary living and other relocation expenses.
(c)	Represents the gross-up payment for taxes associated with the taxable portion of Mr. Conner’s reimbursed relocation expenses.
(d)	Legal fees of Mr. Conner paid by us incurred in connection with the review of his employment agreement with us, which include certain fees paid in euros that have been converted to U.S. dollars using the exchange rate on the date of payment of 1.4095.
(e)	Payout of accrued and unused vacation upon Mr. Szydlowski’s retirement.
(5)	Mr. Conner commenced his service as our President and Chief Executive Officer as of April 1, 2014, which was the effective date of Mr. Szydlowski’s retirement as our President and Chief Executive Officer. Mr. Szydlowski remained employed with us subsequent to his retirement as President and Chief Executive Officer through May 31, 2014.
(6)	Represents a one-time, new-hire award to Mr. Conner under the terms of his employment agreement intended in part to make Mr. Conner whole for equity value forfeited at his previous employer and to also provide alignment between Mr. Conner’s compensation and stockholder interests.

Grants of Plan-Based Awards During 2014

The following table provides information about stock, option and RRMS common unit awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2014. No stock options were granted to our named executive officers in 2014. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carlin G. Conner	—	—	—	550,000	1,100,000	—	—	—	—	—	—	—
	4/1/2014	3/6/2014	—	—	—	—	—	—	—	—	—	—
	4/1/2014	3/6/2014	—	—	—	—	—	—	63,766	—	—	4,250,004
	4/1/2014	3/6/2014	—	—	—	—	—	—	17,647	—	—	749,996
Norman J. Szydlowski	—	—	—	592,500	1,185,000	—	—	—	—	—	—	—
	2/28/2014	2/25/2014	—	—	—	5,134	10,268	20,536	—	—	—	684,362
	2/28/2014	2/25/2014	—	—	—	—	—	—	7,701	—	—	513,272
	2/28/2014	2/25/2014	—	—	—	—	—	—	4,440	—	—	188,700
Robert N. Fitzgerald	—	—	—	268,548	537,096	—	—	—	—	—	—	—
	2/28/2014	2/25/2014	—	—	—	2,822	5,643	11,286	—	—	—	376,106
	2/28/2014	2/25/2014	—	—	—	—	—	—	4,232	—	—	282,063
	2/28/2014	2/25/2014	—	—	—	—	—	—	2,440	—	—	103,700
Candice L. Cheeseman	—	—	—	229,617	459,233	—	—	—	—	—	—	—
	2/28/2014	2/25/2014	—	—	—	1,584	3,167	6,334	—	—	—	211,080
	2/28/2014	2/25/2014	—	—	—	—	—	—	2,375	—	—	158,294
	2/28/2014	2/25/2014	—	—	—	—	—	—	1,370	—	—	58,225
Timothy R. O’Sullivan	—	—	—	154,148	308,296	—	—	—	—	—	—	—
	2/28/2014	2/25/2014	—	—	—	1,294	2,587	5,174	—	—	—	172,423
	2/28/2014	2/25/2014	—	—	—	—	—	—	1,940	—	—	129,301
	2/28/2014	2/25/2014	—	—	—	—	—	—	1,119	—	—	47,558
Peter L. Schwiering	—	—	—	194,738	389,477	—	—	—	—	—	—	—
	2/28/2014	2/25/2014	—	—	—	1,790	3,579	7,158	—	—	—	238,540
	2/28/2014	2/25/2014	—	—	—	—	—	—	1,790	—	—	119,304
	2/28/2014	2/25/2014	—	—	—	—	—	—	3,096	—	—	131,580

(1)	Represents estimated possible payouts under our short-term incentive plan. The estimated possible payout amounts are based on the applicable bonus target percentage and base salary for each named executive officer in effect for 2014. Actual incentive payments for 2014 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)

Represents the range of payouts in shares of stock for the performance period beginning January 1, 2014 and ending December 31, 2016, for performance-based share awards granted under our Equity Incentive Plan. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. If a participant retires (after continuously serving not less than 12 months during the performance period), dies or suffers a disability during the performance period, the participant or participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of days served. However, in the event of a subsequent change of control during the performance period, such participant or participant’s estate will be entitled the number of shares at the target level. Performance shares are forfeited if employment is terminated for any other reason. If a participant continuously serves not less than 12 months during the performance period and a change of control occurs during the performance period, such participant will be entitled to the number of shares at the target level.
(3)	Represents restricted stock awards granted under our Equity Incentive Plan and restricted RRMS common unit awards granted under the RRMS Equity Incentive Plan. These awards are described in the Outstanding Equity Awards at Fiscal Year-End 2014 table below.
(4)	Represents the grant date fair value computed in accordance with ASC 718, “Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan and the restricted RRMS common units granted under the RRMS Equity Incentive Plan. The assumptions used to value the stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. The assumptions used to value the RRMS common unit awards are included in Note 10 to the consolidated financial statements contained in the Annual Report on Form 10-K for RRMS for the year ended December 31, 2014. The amount shown does not represent amounts paid to the executives.

Outstanding Equity Awards at Fiscal Year-End 2014

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)(2)	($)(3)(4)	(#)(1)(5)	($)(4)
Carlin G. Conner	—	—	—	—	—	81,413	5,163,013	—	—
Norman J. Szydlowski	—	—	—	—	—	—	—	—	—
Robert N. Fitzgerald	—	—	—	—	—	24,793	1,507,806	22,078	1,509,914
Candice L. Cheeseman	—	—	—	—	—	16,777	1,021,461	15,001	1,025,918
Timothy R. O’Sullivan	—	—	—	—	—	13,511	821,934	12,041	823,484
Peter L. Schwiering	—	—	—	—	—	19,516	1,086,488	14,616	999,588

(1)	Vesting dates for shares of restricted stock, performance shares and restricted RRMS common units are shown in the table below.

	Unvested Restricted Stock and Restricted RRMS Common Units		Unvested and Unearned Performance Shares
Name	Number of Shares and RRMS Common Units(a)	Vesting Date	Number of Shares	Vesting Date
Carlin G. Conner	16,284	4/1/2015	—	—
	16,283	4/1/2016	—	—
	16,282	4/1/2017	—	—
	16,282	4/1/2018	—	—
	16,282	4/1/2019	—	—
Norman J. Szydlowski	—	—	—	—
Robert N. Fitzgerald	7,993	1/19/2015	7,196	12/31/2014
	10,128	3/1/2016	9,239	12/31/2015
	6,672	3/1/2017	5,643	12/31/2016
Candice L. Cheeseman	6,106	1/19/2015	5,517	12/31/2014
	6,926	3/1/2016	6,317	12/31/2015
	3,745	3/1/2017	3,167	12/31/2016
Timothy R. O’Sullivan	5,184	1/19/2015	4,648	12/31/2014
	5,268	3/1/2016	4,806	12/31/2015
	3,059	3/1/2017	2,587	12/31/2016
Peter L. Schwiering	6,277	1/19/2015	5,177	12/31/2014
	8,353	3/1/2016	5,860	12/31/2015
	4,886	3/1/2017	3,579	12/31/2016

(a)	Includes (i) the additional unvested stock attributable to the accumulated unvested dividends made by the Company with respect to the restricted stock and (ii) the additional unvested RRMS common units attributable to the accumulated unvested distributions made by RRMS with respect to the restricted RRMS common units.

(2)	The number of shares includes (a) the additional unvested stock attributable to the accumulated unvested dividends made by the Company with respect to the restricted stock and (b) the additional unvested RRMS common units attributable to the accumulated unvested distributions made by RRMS with respect to the restricted RRMS common units.
(3)	The market value of the shares includes (a) the accumulated unvested dividends made by the Company with respect to the restricted stock and (b) the accumulated unvested distributions made by RRMS with respect to the restricted RRMS common units.
(4)	As applicable, based on the December 31, 2014 closing prices of $68.39 and $45.45 for our Class A Common Stock and the RRMS common units, respectively, each as reported on the New York Stock Exchange on the last trading day of 2014.
(5)	The performance shares with a vesting date of December 31, 2014, are the actual equivalent shares earned for the performance period ended December 31, 2014. On February 25, 2015, the Compensation Committee confirmed the performance criteria were met. The number of shares shown for the performance shares with a vesting date of December 31, 2015 and 2016 reflects target level of performance.

Option Exercises and Stock Vested During 2014

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carlin G. Conner	—	—	—	—
Norman J. Szydlowski	—	—	20,618	1,344,912
Robert N. Fitzgerald	—	—	5,220	340,501
Candice L. Cheeseman	—	—	3,306	215,650
Timothy R. O’Sullivan	—	—	2,697	175,925
Peter L. Schwiering	—	—	3,044	198,560

(1)	Based on the closing price of our Class A Common Stock on the day the stock award vested, as reported on the New York Stock Exchange.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers, or NEOs, in the event of a termination of employment or a change in control of SemGroup. In addition, we entered into an employment agreement with Carlin G. Conner effective as of March 6, 2014, in conjunction with Mr. Conner’s service as President and Chief Executive Officer of our Company commencing April 1, 2014, the effective date of Norman J. Szydlowski’s retirement as President and Chief Executive Officer.

Conner Employment Agreement. We entered into an employment agreement with Carlin G. Conner on March 6, 2014, in conjunction with his service as President and Chief Executive Officer of the Company which commenced on April 1, 2014. The initial term of the employment agreement is three years; provided, however, that commencing on the one-year anniversary date of the employment agreement and each subsequent annual anniversary date, the term shall be automatically extended so as to terminate three years from such anniversary date. Notwithstanding the term, the employment agreement will automatically terminate upon Mr. Conner’s separation from service (as defined in the employment agreement).

Mr. Conner’s base salary under the employment agreement is $550,000 per year. Mr. Conner will be eligible to receive a target annual bonus determined in a manner consistent with that established under our short-term incentive program for each calendar year and participate in our long-term incentive program adopted by the Board of Directors. The employment agreement provides that Mr. Conner will be reimbursed for (i) reasonable out-of-pocket relocation expenses and traveling expenses until relocation, (ii) reasonable business expenses, and (iii) annual income tax return preparation and financial planning expenses up to $15,000 per year.

Pursuant to the employment agreement, Mr. Conner received a sign-on bonus of $600,000. In addition, he received additional signing compensation in the form of a one-time award of (i) restricted shares of our Class A Common Stock (the “Restricted Stock”) under our Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $4,250,000, with such shares vesting in five equal annual installments; and (ii) restricted RRMS common units under the RRMS Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $750,000, with such common units vesting in five equal annual installments.

If Mr. Conner’s employment with us terminates for any reason, including “disability” or death, Mr. Conner will be entitled, among other things, to payment of any (i) accrued but unpaid base salary; (ii) any accrued earned but unpaid annual bonus for the prior calendar year; (iii) accrued but unpaid vacation; and (iv) unreimbursed business expenses. In each case any unvested equity awards held by Mr. Conner will vest and payout only in accordance with the applicable award agreements for such equity awards. The amounts payable described in this paragraph are collectively referred to as the “Termination Amounts Payable.”

If Mr. Conner’s employment is terminated without “cause” or Mr. Conner resigns for “good reason” prior to a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the following:

•	an amount equal to two times the base salary in effect as of the date of his separation from service, payable on the first business day following six months after his separation from service;

•	any unvested shares of the Restricted Stock will vest on his separation from service;

•	reimbursement of reasonable fees and costs for outplacement services incurred by him within six months after his separation from service not exceeding $10,000; and

•	certain continuing healthcare coverage for up to 18 months following his separation from service.

If Mr. Conner’s employment is terminated other than for “cause” by us or Mr. Conner resigns for “good reason” in connection with a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the compensation for termination not in connection with a change in control described above, except that the payment of an amount equal to two times the base salary shall be an amount equal to three times the sum of the base salary plus the Target Annual Bonus, each determined as of his separation from service; provided, however, that any reduction in either the base salary or Target Annual Bonus that would qualify as good reason shall be disregarded for this purpose. “Target Annual Bonus” means, as of any date, the amount equal to the product of the base salary determined as of such date multiplied by the percentage of such base salary to which Mr. Conner would have been entitled immediately prior to such date under any annual bonus arrangement for the calendar year for which the annual bonus is awarded if the performance goals established pursuant to such annual bonus were achieved at the 100% level as of the end of the calendar year; provided, however, that if Mr. Conner’s annual bonus is discretionary and no 100% target level is formally established either under the annual bonus arrangement or otherwise, Mr. Conner’s “Target Annual Bonus” shall mean the amount equal to 100% of his base salary.

Payment of any amounts described in the preceding paragraphs regarding Mr. Conner’s termination not in connection with a change in control and termination in connection with a change in control will be conditioned on Mr. Conner’s execution and delivery to us of an agreement, waiver and release. Payment of any such amounts will be further conditioned on his compliance with the covenants regarding confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement set forth in the employment agreement.

Notwithstanding the foregoing, if any amount or benefit to be paid above regarding Mr. Conner’s termination would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under the employment agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

“Cause” is defined in Mr. Conner’s employment agreement as:

•	his conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	his commission of a willful wrongful act intending to enrich himself at the expense of, or that causes serious injury, monetary or otherwise, to, the Company or any of its subsidiaries or affiliates;

•	his willful or reckless neglect or misconduct in the performance of his duties which results in a material adverse effect on the Company;

•

his willful or reckless violation or disregard of the Company’s code of business conduct and ethics or, if applicable, the written code of ethics for our CEO and senior financial officers previously provided to him;

•	his material willful or reckless violation or disregard of a written Company policy previously provided to him; or

•	his habitual or gross neglect of duties.

An act or failure to act (except as related to a conviction or plea or nolo contendere described above), shall not be cause if it can reasonably be cured by Mr. Conner within 10 business days after he has received written notice from the Chairman of our Board of Directors.

“Change in control” is defined in Mr. Conner’s employment agreement as:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•

our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•

consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur if (i) Mr. Conner agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” is defined in Mr. Conner’s employment agreement as a medically determined physical or mental impairment as a result of which he becomes unable to continue to fully perform his essential functions with or without reasonable accommodation for 90 consecutive calendar days, or for shorter periods aggregating 120 or more days in any twelve month period, or upon the determination of a mutually selected physician that, on account of such an impairment, he will be unable to return to work and perform his essential functions with or without reasonable accommodation within 90 calendar days following such determination.

“Good reason” is defined in Mr. Conner’s employment agreement as the occurrence of any of the following without his prior written consent:

•	a material adverse reduction in the nature or scope of his duties, functions, responsibilities or authority;

•	a reduction in his base salary or target annual bonus;

•	a material reduction in the kind or level of his aggregate benefits not applicable to all other executives;

•	a relocation of generally more than 50 miles; or

•	the failure of the Company to materially comply with its obligations under the employment agreement.

Severance Agreements. We have entered into severance agreements with each of the NEOs, other than Carlin G. Conner, our President and Chief Executive Officer, and Norman J. Szydlowski, our former President and Chief Executive Officer, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment. Each severance agreement expires on May 31, 2016, unless extended. The definitions of certain words in quotations are provided below.

Each severance agreement generally provides that if within two years after a “change in control” of the Company (i) an NEO resigns for “good reason” or (ii) the employment of an NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation,” such NEO is entitled to the following:

•

within 10 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to two times his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•

continued participation in our medical benefit plans for so long as the NEO elects coverage or 18 months from the termination whichever is less, in the same manner and at the same cost as similarly situated active employees;

•

all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Notwithstanding the foregoing, if any amount or benefit to be paid above would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under a severance agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

If an NEO’s employment is terminated for “cause,” the NEO is entitled to a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid.

If an NEO’s employment is terminated by us without cause prior to a change in control, such NEO is entitled to the following:

•

within 30 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•

on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•

all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any known longer applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Pursuant to the severance agreements, during the term of the severance agreement and for a period of twelve months following the date of termination of employment, an NEO may not, directly or indirectly, compete with us or encourage any of our employees to quit or leave our employ or solicit any third party who is an established customer of ours to cease being our customer or take away from us the business of such customer. The severance agreements also require an NEO to keep all our trade secrets and proprietary information confidential, restrict an NEO from disparaging or criticizing us and restrict us from disparaging or criticizing the NEO.

The severance agreements with our NEOs use the following definitions:

“Cause” means an NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•

willful or reckless violation or disregard of the Company’s code of business conduct and ethics, any applicable code of ethics for our CEO and senior financial officers or any policy of the Company or its subsidiaries; or

•	habitual or gross neglect of his or her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our Certificate of Incorporation, bylaws, any applicable indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as related to a conviction or plea or nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its subsidiaries or affiliates or required by law shall not be cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be cause if the NEO acted under the advice of counsel representing the Company or required by the legal process.

“Change in control” means:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to one vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•

our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•

consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•

approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur with respect to an NEO if (i) the NEO agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means the cessation of an NEO’s employment by us or affiliates (during the period beginning upon a change in control and continuing for two years or until the termination of the agreement, whichever happens first), if the NEO is employed by the successor in substantially the same position and the successor has assumed our obligations under the severance agreement.

“Good reason” means, generally, a material adverse reduction in the nature and scope of the NEO’s office, position, duties, functions, responsibilities or authority, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to peer executives, a relocation of generally more than 50 miles, a successor company’s failure to honor the agreement or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Potential Payments Upon Termination or Change in Control as of December 31, 2014. The following tables show potential payments of severance and/or benefits to the NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such NEOs, assuming a change in control date or termination date of December 31, 2014, and, where applicable, using the closing prices of $68.39 and $45.45 for our Class A Common Stock and the RRMS common units, respectively, each as reported on the New York Stock Exchange on the last trading day of 2014. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

	Cash Severance Payment	Continuation of Medical Benefits(1)	Acceleration of Restricted Stock Awards(2)	Acceleration of Performance- Based Awards (3)	Out- Placement Services	Total Potential Payments
Carlin G. Conner
• Disability	—	—	$5,163,013	—	—	$5,163,013
• Death	—	—	$5,163,013	—	—	$5,163,013
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason	$1,100,000	$24,195	$5,163,013	—	$10,000	$6,297,208
• Change in Control (“CIC”)	—	—	$5,163,013	—	—	$5,163,013
• Termination without cause or resignation for good reason after CIC(4)	$1,650,000	$24,195	$5,163,013	—	$10,000	$6,847,208
Robert N. Fitzgerald
• Disability	—	—	$1,507,806	$1,042,013	—	$2,549,819
• Death	—	—	$1,507,806	$1,042,013	—	$2,549,819
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$652,188	—	$1,507,806	$1,509,914	$10,000	$3,679,909
• CIC	—	—	—	$1,509,914	—	$1,509,914
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,304,376	$24,195	$1,507,806	$1,509,914	$10,000	$4,356,292
Candice L. Cheeseman
• Disability	—	—	$1,021,461	$737,518	—	$1,758,979
• Death	—	—	$1,021,461	$737,518	—	$1,758,979
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$557,640	—	$1,021,461	$1,025,918	$10,000	$2,615,020
• CIC	—	—	—	$1,025,918	—	$1,025,918
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,115,280	$23,991	$1,021,461	$1,025,918	$10,000	$3,196,651
Timothy R. O’Sullivan
• Disability	—	—	$821,934	$595,973	—	$1,417,908
• Death	—	—	$821,934	$595,973	—	$1,417,908
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$462,444	—	$821,934	$823,484	$10,000	$2,117,863
• CIC	—	—	—	$823,484	—	$823,484
• Termination without cause or resignation for good reason after CIC(4)(5)	$924,889	$24,195	$821,934	$823,484	$10,000	$2,604,502
Peter L. Schwiering
• Disability	—	—	$1,086,488	$702,821	—	$1,789,310
• Death	—	—	$1,086,488	$702,821	—	$1,789,310
• Retirement	—	—	—	$702,821	—	$702,821
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$519,302	—	$1,086,488	$999,588	$10,000	$2,615,379
• CIC	—	—	—	$999,588	—	$999,588
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,038,604	$8,414	$1,086,488	$999,588	$10,000	$3,143,095

(1)	Represents the value of continued participation in our medical benefit plans for a period of 18 months following termination in the same manner and at same costs as similarly situated active employees.
(2)	The amounts include (a) the accumulated unvested dividends made by the Company with respect to the restricted stock and (b) the accumulated unvested distributions made by RRMS with respect to the restricted RRMS common units.
(3)	In the case of disability, death and retirement, amounts reflect the actual equivalent shares earned for the performance period ended December 31, 2014, and assumes the performance-based awards for the performance periods ending December 31, 2015 and December 31, 2016 are at the target payout level. In all other events upon which performance-based awards are payable, such performance-based awards are payable at the target level. Only Mr. Schwiering would have been eligible to receive a pro-rata share of the performance shares under the unvested performance-based awards upon retirement as of December 31, 2014, pursuant to the terms of such awards.
(4)	The amounts reflected for termination without cause or resignation for good reason after a change in control include the benefits a NEO would receive in the event of a change in control as a sole event without the involuntary or good reason termination.
(5)	Pursuant to the terms of each respective severance agreement, the cash severance payment is to be made on the first business day following six months after the termination date.

Szydlowski Termination Agreement. In conjunction with Mr. Szydlowski’s retirement as our President and Chief Executive Officer, we entered into a termination agreement with Mr. Szydlowski to terminate his employment agreement, effective April 1, 2014, subject to certain exceptions. Notwithstanding the termination of Mr. Szydlowski’s employment agreement, in order to facilitate a smooth transition of leadership responsibilities, Mr. Szydlowski agreed to continue his employment following such termination as an at-will employee until such time as either we elected to terminate his employment or he resigned. Mr. Szydlowski resigned effective May 31, 2014. Pursuant to the termination agreement, we continued to pay Mr. Szydlowski at his base salary provided under his employment agreement and provide Mr. Szydlowski with certain insurance and medical benefits until his resignation.

The termination agreement provides that the following restrictive covenants of Mr. Szydlowski’s employment agreement survive its termination:

•	for a period of two years following the date of termination, Mr. Szydlowski is restricted from disparaging or criticizing us and we are restricted from disparaging or criticizing him;

•	for a period of five years following the date of termination, Mr. Szydlowski must keep all of our trade secrets and proprietary information confidential;

•	for a period of eighteen months following the date of termination, Mr. Szydlowski may not, directly or indirectly, compete with us; and

•

for a period of two years following the date of termination, Mr. Szydlowski may not, directly or indirectly, encourage any of our employees to quit or leave our employ or solicit any third party who is our customer to cease being our customer or take away from us the business of such customer.

The termination agreement does not affect any rights to indemnification to which Mr. Szydlowski may be entitled in his capacity as a former officer and director of the Company and other related entities, including subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee was composed of Karl F. Kurz, Sarah M. Barpoulis and James H. Lytal, all of whom are independent directors. During 2014, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation for serving on our Board of Directors. We do not pay our employees who serve on Board of Directors any additional compensation for Board membership. Our Compensation Committee reviews from time to time the compensation we pay to our non-employee directors and, if appropriate, recommends changes or adjustments to such compensation. The compensation we pay to our non-employee directors consists of a cash retainer and equity awards as shown in the following table. We also reimburse directors for out-of-pocket expenses in connection with attending board and committee meetings. The annual cash retainer and equity award are paid to the non-employee directors on a June 1 through May 31 fiscal-year basis.

	Total Compensation(1)	Annual Cash Retainer	Committee Meeting Fees(2)	Annual Equity Grant(3)
Non-Executive Chairman of the Board	$261,000	$124,500	—	$136,500
Chairman – Audit Committee	$221,000	$104,500	$2,000	$116,500
Members – Audit Committee	$186,000	$87,000	$2,000	$99,000
Chairman – Nominating/Governance Committee	$201,000	$94,500	$2,000	$106,500
Chairman – Compensation Committee	$201,000	$94,500	$2,000	$106,500
Members – Nominating/Governance Committee	$186,000	$87,000	$2,000	$99,000
Members – Compensation Committee	$186,000	$87,000	$2,000	$99,000
Members – Board Only	$186,000	$87,000	—	$99,000

(1)	Total compensation is the sum of the cash and equity retainers paid on an annual basis and does not include committee meeting fees. Each non-employee director receives the highest total compensation he or she is entitled to pursuant to the table. No non-employee director is entitled to compensation from more than one row of the table.
(2)	Committee meeting fees are paid only to members of the committee for their attendance at each meeting of their respective committees and not to other non-employee directors who attend a committee meeting voluntarily. If the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that committee, that director will be entitled to be paid a committee meeting fee.
(3)	All equity grants are made as shares of restricted stock under our Equity Incentive Plan. The number of shares of restricted stock is determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

The shares of restricted stock are subject to forfeiture provisions, which generally lapse on the first anniversary of the date of the grant. Shares held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death. Non-employee directors are required to retain all stock received as compensation while they are serving as members of the Board, except they may sell shares to cover tax liability associated with the vesting of restricted stock and, transfer shares to a spouse to be held in common ownership with the director and to certain trusts for the sole benefit of a director and, provided the director serves as trustee, for the benefit of the director’s spouse or minor children.

The non-employee directors can elect to defer all or a portion of their annual cash retainer in five percent (5%) increments. Any deferred compensation amounts are maintained in a deferred money account, which does not bear interest. Deferred compensation amounts are credited as a dollar amount to the director’s deferred money account on the date such cash compensation otherwise would be payable in cash to the director. The director at all times is 100% vested in his or her deferred money account.

Director Compensation Table for 2014

The following table sets forth a summary of the compensation earned, paid or awarded to our non-employee directors for the year ended December 31, 2014.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John F. Chlebowski	144,500	136,500	—	—	—	—	281,000
Ronald A. Ballschmiede	116,500	116,500	—	—	—	—	233,000
Sarah M. Barpoulis	113,000	99,000	—	—	—	—	212,000
Karl F. Kurz	134,500	106,500	—	—	—	—	241,000
James H. Lytal	127,000	99,000	—	—	—	—	226,000
Thomas R. McDaniel	132,500	106,500	—	—	—	—	239,000

(1)	This table excludes current director Carlin G. Conner and former director Norman J. Szydlowski, each of whom was an officer and employee of the Company and thus received no compensation for service as a director. The compensation received by each of Messrs. Conner and Szydlowski for 2014 as an officer and employee is shown in the Summary Compensation Table above. Mr. Conner was appointed as a director to fill the vacancy on the Board of Directors created by the retirement of Mr. Szydlowski effective April 1, 2014.
(2)	The fees paid in cash include (a) the annual cash retainer for services for 2014, (b) committee meeting fees and (c) a one-time stipend payment of $20,000 approved by the Board of Directors to the Chairman of the Board and the members of the Nominating and Corporate Governance Committee for our CEO search.
(3)	These amounts represent the grant date fair value computed in accordance with the ASC Topic 718, “Stock Compensation,” which excludes the effect of estimated forfeitures, of shares of restricted stock granted under our Equity Incentive Plan. The assumptions used to value these stock awards are included in Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The amounts shown do not represent amounts paid to the directors. The following table provides information on the restricted stock awards in 2014 for the directors. These awards are for services from June 2014 through May 2015. The fair value of the restricted stock awarded was based on the estimated value of our Class A Common Stock on the grant date.

Name	Award Date	Shares Awarded	Grant Date Fair Value ($/Share)	Grant Date Fair Value of Restricted Stock Awards ($)
John F. Chlebowski	6/1/2014	2,009	67.94	136,500
Ronald A. Ballschmiede	6/1/2014	1,715	67.94	116,500
Sarah M. Barpoulis	6/1/2014	1,457	67.94	99,000
Karl F. Kurz	6/1/2014	1,568	67.94	106,500
James H. Lytal	6/1/2014	1,457	67.94	99,000
Thomas R. McDaniel	6/1/2014	1,568	67.94	106,500

As of December 31, 2014, each director had an aggregate number of shares of restricted Class A Common Stock outstanding equal to the number of shares awarded to such director set forth in the above table.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	—		—	—
Equity compensation plans not approved by security holders(1)	210,456	(2)	—	1,333,894	(3)
Total	210,456			1,333,894

(1)	Our Equity Incentive Plan was approved by the requisite creditors as part of our plan of reorganization, which was confirmed by order of the U.S. Bankruptcy Court on October 28, 2009. See the following summary under “Equity Incentive Plan” for a description of our Equity Incentive Plan.
(2)	Represents shares issuable upon vesting of restricted stock units and performance share units, which units have no exercise price. This amount assumes that target level performance is achieved under outstanding performance-based awards for which the performance has not yet been determined.
(3)	Represents shares of our Class A Common Stock available for issuance under our Equity Incentive Plan. Shares of our Class A Common Stock may be issued under our Equity Incentive Plan pursuant to the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock-based awards, including restricted stock units, and performance-based compensation.

Equity Incentive Plan

Our Equity Incentive Plan was adopted in connection with our reorganization and became effective as of November 30, 2009. The purpose of the Equity Incentive Plan is to attract, retain and motivate our officers, employees and non-employee directors providing services to our Company, its subsidiaries and affiliates, and to promote our business by providing participants with appropriate incentives in our long-term success.

A total of 2,781,635 shares of our Class A Common Stock are authorized for issuance pursuant to all awards granted under the Equity Incentive Plan. The number of shares that may be issued under the Equity Incentive Plan or under outstanding awards is adjusted in the event of certain corporate events or transactions as discussed below under “Adjustment of Awards.” Shares subject to awards that expire or are forfeited, cancelled, terminated or settled in cash do not count as shares issued under the Equity Incentive Plan and are again available for awards under the Equity Incentive Plan. The number of shares with respect to awards denominated in shares that may be granted to any participant in any calendar year under the Equity Incentive Plan may not exceed 500,000 shares.

The Equity Incentive Plan authorizes the grant of the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards, including restricted stock units and performance-based compensation. Awards may be granted to non-employee directors, officers and employees of our Company and officers and employees of our subsidiaries and affiliates. However, incentive stock options may be granted only to employees. To date, we have granted only restricted stock, restricted stock unit and performance share unit awards under the Equity Incentive Plan.

Administration. The Equity Incentive Plan is administered by the Compensation Committee of our Board of Directors or any committee subsequently designated by our Board of Directors to administer the Equity Incentive Plan. The Compensation Committee has the discretion to determine the individuals to whom awards may be granted under the Equity Incentive Plan, the number of shares of our Class A Common Stock subject to each award, the type of award, the manner in which such awards will vest and the other conditions applicable to awards. The Compensation Committee is empowered to clarify, construe or resolve any ambiguity in any provision of the Equity Incentive Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the Equity Incentive Plan as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our Board of Directors are final and binding.

Award Agreements. Awards granted under the Equity Incentive Plan will be evidenced by award agreements that provide additional terms and conditions associated with such awards, as determined by the Compensation Committee in its discretion. In the event of any conflict between the provisions of the Equity Incentive Plan and any such award agreement, the provisions of the Equity Incentive Plan will control.

Stock Options. The Compensation Committee will determine the exercise price and other terms for each stock option granted under the Equity Incentive Plan and whether the options are nonqualified stock options or incentive stock options, but the exercise price of any option will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. Incentive stock options may be granted only to employees and are subject to certain other restrictions. A participant may exercise an option by written notice and payment of the exercise price in cash, shares or a combination of cash and shares, as determined by the Compensation Committee, or, if there is a public market for the shares, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and promptly deliver payment to us out of the proceeds of the exercise price for the shares purchased. The maximum term of any option granted under the Equity Incentive Plan is ten years from the date of grant.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, or SARs, independent of, or in tandem with, a stock option. The exercise price per share of a SAR will be determined by the Compensation Committee, but will not be less than 100% of the fair market value of a share of our Class A Common Stock on the date of grant, as determined by the Compensation Committee. The Compensation Committee will determine the other terms applicable to SARs. The maximum term of any SAR granted under the Equity Incentive Plan is ten years from the date of grant. Generally, each SAR will entitle a participant, upon exercise, to receive an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our Class A Common Stock over the exercise price, multiplied by

•	the number of shares of Class A Common Stock covered by the SAR.

Payment may be made in shares of our Class A Common Stock, cash, other property or any combination thereof, all as determined by the Compensation Committee.

Restricted Stock. The Compensation Committee may grant an award of restricted stock under the Equity Incentive Plan. Restricted stock awards are a grant of a specified number of shares of our Class A Common Stock, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant will specify the period(s) of restriction, the conditions under which the restricted stock may be forfeited to us and such other provisions as the Compensation Committee may determine, subject to the terms of the Equity Incentive Plan. The Compensation Committee will determine and set forth in the award agreement whether a recipient of restricted stock shall have the right to exercise voting rights with respect to the restricted stock during the restricted period and/or have the right to receive dividends on the restricted stock during the restricted period.

Stock-Based Awards; Restricted Stock Units. The Compensation Committee may award other types of stock-based awards under the Equity Incentive Plan that are valued, in whole or in part, by reference to, or based on the fair market value of our Class A Common Stock, including restricted stock units. Restricted stock units may entitle the holder to receive a specified number of shares of our Class A Common Stock, cash, or a combination of shares and cash, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of specified performance objectives. Subject to the provisions of the Equity Incentive Plan, the Compensation Committee will determine whether such other stock-based awards will be settled in cash, shares of our Class A Common Stock or a combination of cash and such shares, and all other terms and conditions of such awards.

Performance-Based Compensation. To the extent permitted by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Compensation Committee may design any award so that the amounts or shares payable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The grant, vesting, crediting and/or payment of performance-based compensation will be based on the achievement of objective performance goals established in writing by the Compensation Committee. Performance goals may be based on one or more of the following measures: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on stockholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market; (xiv) revenue or sales; (xv) costs; (xvi) cash flows; (xvii) working capital; (xviii) return on assets; (xix) store openings or refurbishment plans; (xx) staff training; and (xxi) corporate social responsibility policy implementation.

Transferability of Awards; Conditions and Restrictions on Shares. Unless otherwise determined by the Compensation Committee, awards granted under the Equity Incentive Plan are not transferable other than by will or the laws of descent and distribution. The Compensation Committee may impose such transfer restrictions on any shares received in connection with an award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the participant hold the shares received for a specified period of time or a requirement that a participant represent and warrant in writing that the participant is acquiring the shares for investment and without any present intention to sell or distribute such shares.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our Class A Common Stock covered by any award until the participant becomes the record holder of such shares.

Adjustment of Awards. In the event of a corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, spin-off of similar event or transaction, in order to prevent dilution or enlargement of participants’ rights under the Equity Incentive Plan, the Compensation Committee will make certain adjustments to awards, including, in its sole discretion, substitution or adjustment of the number and kind of shares that may be issued under the Equity Incentive Plan or under particular awards, the grant price or purchase price applicable to outstanding awards, and other value determinations applicable to the Equity Incentive Plan or outstanding awards.

In the event we experience a change in control (as defined in the Equity Incentive Plan), the Compensation Committee may, but is not obligated to, make adjustments to the terms and conditions of outstanding awards, including, without limitation:

•	continuation or assumption of such awards by the surviving company or corporation;

•	substitution by the surviving company or corporation of awards with substantially similar awards;

•	acceleration of vesting and exercisability of awards;

•

upon written notice, provide that any outstanding awards must be exercised, to the extent exercisable, during a reasonable period of time prior to the consummation of the event, and at the end of such period, such awards shall terminate to the extent not so exercised in the relevant period; and

•	cancellation of awards for fair value as determined by the Compensation Committee.

Amendment and Termination. The Compensation Committee may amend or terminate the Equity Incentive Plan or any award agreement at any time; provided that stockholder approval will be needed for an amendment if:

•	such approval is necessary to comply with any applicable tax or regulatory requirement;

•	the amendment would increase the number of shares available for awards under the Equity Incentive Plan;

•	the amendment would result in a material increase in benefits under the Equity Incentive Plan or a change in eligibility requirements; or

•

the amendment would reduce the exercise price of any outstanding stock options or grant prices of any outstanding SARs or the cancellation of any outstanding stock options or SARs for cash or other awards, such as other options or SARs having an exercise price or grant price per share, as applicable, that is less than such price of the original options or SARs.

No amendment or termination is permitted without the consent of the participants, if such amendment or termination would materially diminish the participants’ rights under the Equity Incentive Plan or any award.

No awards will be granted after November 30, 2019.

Compliance with Code Section 409A. To the extent that the Equity Incentive Plan or awards are subject to Section 409A of the Code, the Compensation Committee may, in its sole discretion and without a participant’s prior consent, amend the Equity Incentive Plan or awards, adopt policies and procedures, or take any other actions as are necessary or appropriate to either exempt the Equity Incentive Plan or any award from the application of Section 409A of the Code, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A of the Code.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its responsibilities for the general oversight of the integrity of our financial statements and our financial reporting process, including our system of internal control over financial reporting. Management has the primary responsibility for the financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm, BDO USA, LLP (“BDO USA”), is responsible for performing an independent audit of our financial statements in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. BDO USA also reports on its assessment of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended December 31, 2014 with management and with BDO USA. The Audit Committee has also reviewed and discussed BDO USA’s report on its assessment of internal accounting control over financial reporting. In this context, the Audit Committee has discussed with BDO USA the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from BDO USA the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with BDO USA its independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the fiscal year ended December 31, 2014 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Ronald A. Ballschmiede (Chairman)
Sarah M. Barpoulis
Thomas R. McDaniel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy and procedures for the identification, review and approval of related person transactions which is set forth in our Related Person Transaction Policy. Pursuant to the policy, our General Counsel is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (i) in which we or any of our affiliates participate or will participate, (ii) the amount involved exceeds $120,000, and (iii) in which in any executive officer, director or director nominee of ours, any person who is the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing individuals (a “related person”) has or will have a direct or indirect material interest.

To assist our General Counsel in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, our General Counsel determines that a proposed transaction is a related person transaction, our General Counsel must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chairman of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in our ordinary course of business;

•	whether the transaction was initiated by us or the related person;

•	whether the transaction with the related person is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the transaction;

•	the approximate dollar value of the amount involved in the transaction and whether such amount is material to us;

•	the related person’s interest in the transaction (including the approximate dollar value of the amount of the such related person’s interest in the transaction); and

•	any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify a related person transaction only if it determines that the transaction is consistent with our best interests as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on us or the related person. Absent this approval, no such related person transaction may be entered into by us.

Transactions with Related Persons

The law firm of Conner & Winters, LLP, of which Mark D. Berman is a partner, performs legal services for us. Mr. Berman is the spouse of Candice L. Cheeseman, our General Counsel. The engagement of Conner & Winters, LLP was approved by our Audit Committee in compliance with the procedures set forth for the approval of related person transactions in our Related Person Transaction Policy in connection with our hiring of Ms. Cheeseman in February 2010. Conner & Winters, LLP had been providing legal services to us prior to our hiring of Ms. Cheeseman. Mr. Berman does not perform any legal services for us. We paid $1,346,641 in legal fees and related expenses to this law firm for services rendered during 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our Class A Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2014.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2014, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2014, which is required to be filed with the Securities and Exchange Commission, will be made available to stockholders to whom this proxy statement is mailed, without charge, upon written or oral request to Investor Relations, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 700, Tulsa, Oklahoma 74136, telephone number: (918)  524-8081. Our Annual Report on Form 10-K also may be accessed through our website at http://www.semgroupcorp.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 14, 2015:

Stockholders may view this proxy statement, our form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Candice L. Cheeseman
General Counsel and Secretary

April 10, 2015

Tulsa, Oklahoma

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2015.

Vote by Internet • Go to www.investorvote.com/SEMG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: Nominees:							+
01 - Ronald A. Ballschmiede 02 - Sarah M. Barpoulis 03 - John F. Chlebowski 04 - Carlin G. Conner 05 - Karl F. Kurz 06 - James H. Lytal 07 - Thomas R. McDaniel

	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3.	Ratification of BDO USA, LLP as independent registered public accounting firm for 2015.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                    021VAB

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 14, 2015: Stockholders may view the proxy statement, this form of proxy and our 2014 Annual Report to Stockholders over the Internet by accessing our website at: http://www.semgroupcorp.com.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SemGroup Corporation

Annual Meeting – May 14, 2015

Doubletree by Hilton Hotel Tulsa at Warren Place

6110 South Yale Ave., Tulsa, Oklahoma

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John F. Chlebowski and Thomas R. McDaniel, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Class A Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SemGroup Corporation to be held on the 14th day of May, 2015, at 9:00 a.m., local time, at the Doubletree by Hilton Hotel Tulsa at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES ON PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.